   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            AUCTION-SALES.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5960                            77-0398037
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           3543 OLD CONEJO ROAD #105
                         NEWBURY PARK, CALIFORNIA 91320
                                 (805) 376-9171
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ZAHID RAFIQ
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            AUCTION-SALES.COM, INC.
                           3543 OLD CONEJO ROAD #105
                         NEWBURY PARK, CALIFORNIA 91320
                                 (805) 376-9171
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                THOMAS J. POLETTI, ESQ.                                   V. JOSEPH STUBBS, ESQ.
                 SUSAN B. KALMAN, ESQ.                                     HOWARD J. KERN, ESQ.
                   TED WEITZMAN, ESQ.                                    KIMBERLY A. LEONE, ESQ.
               KIRKPATRICK & LOCKHART LLP                       TROOP STEUBER PASICH REDDICK & TOBEY, LLP
        9100 WILSHIRE BOULEVARD, 8TH FLOOR EAST                     2029 CENTURY PARK EAST, 24TH FLOOR
            BEVERLY HILLS, CALIFORNIA 90212                         LOS ANGELES, CALIFORNIA 90067-3010
                TELEPHONE (310) 273-1870                                 TELEPHONE (310) 728-3243
                FACSIMILE (310) 274-8357                                 FACSIMILE (310) 728-2243

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM             AMOUNT OF
                                                                 AGGREGATE OFFERING         REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                    PRICE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)............................        $34,500,000                $9,108.00
----------------------------------------------------------------------------------------------------------------
Representative's Warrant....................................             $5                       $--
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(3)............................         $3,600,000                 $950.40
----------------------------------------------------------------------------------------------------------------
Totals......................................................        $38,100,005                $10,058.40
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Includes shares which the underwriters have the option to purchase to cover over-allotments, if any, equal to fifteen percent (15%) of the shares being offered.

(3) Issuable upon exercise of the Representative's Warrant.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED             , 2000
                                               SHARES

                            [AUCTION-SALES.COM LOGO]
                            AUCTION-SALES.COM, INC.
                                  COMMON STOCK

     This is our initial public offering, and no public market currently exists
for our shares. We are selling      shares and the selling stockholders are
selling      shares offered by this prospectus. The offering price may not reflect the market price of our shares after the offering. We currently estimate
that the public offering price for our common stock will range between $     and
$     per share.

     YOUR INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

               THE OFFERING                  PER SHARE       TOTAL
               ------------                  ---------    -----------
Public offering price......................   $           $
Underwriting discounts.....................   $           $
Proceeds to us.............................   $           $

     We are also offering the underwriters a 45-day option to purchase up to shares solely to cover any over-allotments on these same terms.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             WESTPARK CAPITAL, INC.
                      Prospectus dated             , 2000

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                            AUCTION-SALES.COM, INC.

                                   [PICTURES]

        THE INFORMATION ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.

     We intend to furnish stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Our fiscal year ends on June 30 each year.

                          AUCTION-SALES.COM PROSPECTUS

                            ABOUT AUCTION-SALES.COM

     We were incorporated as Alto Corporation in February 1995. In February 1999, we changed our name to Auction-Sales.com, Inc. Our executive offices are located at 3543 Old Conejo Road, #105, Newbury Park, California 91320. Our website address is www.auction-sales.com and our telephone number is (805) 376-9171.
                                  INTRODUCTION

     Please read this prospectus carefully. It describes our business, our products and services and our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

                        PROSPECTUS DELIVERY OBLIGATIONS

     Until             , 2000 (25 days after the date of this prospectus), all
dealers effecting transactions in our common stock may be required to deliver a prospectus, even if they do not participate in this offering. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     5
Forward-Looking Statements.............    11
Use of Proceeds........................    11
Dividend Policy........................    11
Capitalization.........................    12
Dilution...............................    13
Selected Combined Financial Data.......    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    16
Business...............................    23
Management.............................    38
Certain Transactions...................    42
Principal and Selling Stockholders.....    43
Description of Capital Stock...........    43
Shares Eligible for Future Sale........    45
Underwriting...........................    48
Legal Matters..........................    50
Experts................................    50
Where You Can Get More Information.....    50
Index to Financial Statements..........   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Auction-Sales.com and the financial statements and notes appearing elsewhere in this prospectus. Unless we inform you otherwise, this prospectus: assumes no exercise of (1) the underwriters' over-allotment option and (2) outstanding options and warrants. Our fiscal year ends on June 30 of each year.

                            AUCTION-SALES.COM, INC.

     We are an Internet retailer and distributor offering products through public interactive business-to-business and business-to-person auctions. Our online auctions provide an interesting sales format and a compelling shopping experience that enable customers to bid against each other in a friendly, competitive marketplace. From September 1997 through December 31, 1999, we auctioned over 2.6 million merchandise units, out of which 1.8 million were in the last two quarters of 1999. As of December 31, 1999, we had over 106,000 registered users out of which 14,000 registered in the last quarter of 1999. For the month of December 1999, we recorded over 1.5 million page views to our website. Additionally, the number of links to our website has grown to over 3,000 in December 1999. Since June 1, 1999 we have offered on average over 7,000 total items in each of our auctions.

     We have built a robust, scalable, easy-to-use user interface and auction management system that is based on internally-developed, proprietary software. Our order processing and fulfillment systems are fully automated and fully integrated within our website. Most of the products we sell are new and recently introduced. However, we also offer close-out and refurbished products.

     We provide a fully automated, convenient auction service available 24 hours a day, seven days a week. Individual users can immediately access our auction service through our anchor, tenant and banner advertisements and integrated links to our site on the sites of online portals, fast growing e-commerce sites and Internet service providers such as America Online, CompuServe, Freei.net, Shopnow, Freeshop, Channel 2000 and Netscape.

                              OUR PORTAL SOLUTION

     We plan to create an online auction portal that will act as a "one-stop" auction Internet community. We are developing a portal to cater to the specific needs of our auction audience by providing each individual user and business access to unique specialized services and helping each user locate, retrieve and manage information tailored to individual interests. We intend to provide our consumers and businesses with innovative online value-added services to enable them to manage their buy and sell transaction cycle from beginning to end. Our goal is to develop a sense of community to draw large audiences, encourage repeat visits and keep users engaged.

     Our auction services provide business-to-business auction solutions to small to medium sized businesses faced with procurement and liquidation needs. Our technology and services are designed to enable buyers and sellers to participate in auctions and reverse auctions through our auction-sales.com portal site. Our solution is designed to offer corporate buyers the ability to obtain real-time market prices for goods and services in a more streamlined manner than the traditional procurement process. Corporate sellers can access new and dynamic channels to quickly and efficiently dispose of excess inventory at a true market value.

                                  THE OFFERING

Shares offered by
Auction-Sales.com................                   shares

Shares to be outstanding after
the offering.....................                   shares

Use of proceeds..................    For advertising and brand development
                                       expenditures, for capital expenditures,
                                       for the repayment of indebtedness, for
                                       the development of auction application
                                       software and technology infrastructure
                                       and general corporate purposes, including working capital.

     We intend to apply to have our shares approved for quotation on the Nasdaq National Market under the symbol "AUCT."

                        SUMMARY COMBINED FINANCIAL DATA

                                                                           SIX MONTHS ENDED
                                         FISCAL YEAR ENDED JUNE 30,          DECEMBER 31,
                                         ---------------------------   -------------------------
                                             1998           1999          1998          1999
                                         ------------   ------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
          Total net revenue............  $ 2,255,637    $ 3,887,167    $ 1,865,091   $ 2,406,935
Gross profit...........................      678,859        544,490        465,126       275,101
Operating expenses:
  Selling and marketing................      229,862        654,483        270,963       602,367
  Product development..................      158,095        271,896        111,572       335,353
  General and administrative...........      233,343        725,584        378,809       362,233
                                         -----------    -----------    -----------   -----------
Income (loss) from operations..........  $    57,559    $(1,107,473)   $  (296,218)  $(1,024,852)
Basic income (loss) per share (1)......  $     (0.00)   $     (0.09)   $     (0.03)  $     (0.08)
Shares used to compute net income
  (loss) per share(1)..................   12,438,027     12,647,945     12,456,351    12,730,000
SUPPLEMENTAL FINANCIAL DATA:
Gross merchandise sales(2).............  $ 3,548,461    $ 4,017,137    $ 1,992,531   $ 2,340,633

                                                                   AT DECEMBER 31, 1999
                                                  AT JUNE 30,   ---------------------------
                                                     1999         ACTUAL     AS ADJUSTED(3)
                                                  -----------   ----------   --------------
BALANCE SHEET DATA:
Cash, cash equivalents and certificate of
  deposit.......................................  $  571,274    $  801,591         $
Working capital (deficiency)....................      56,606      (983,035)
Total current assets............................     934,610     1,422,249
Total assets....................................   1,034,729     1,509,620
Total current liabilities.......................     878,604     2,405,284
Long term debt..................................      23,977        15,035
Stockholders' equity (deficit)..................     132,148      (910,699)

---------------
(1) See Note 2 of Notes to Combined Financial Statements for a description of the computation of net income (loss) per share and the number of shares used in the per share calculation.

(2) Gross merchandise sales is a non-GAAP measure of total sales. Gross merchandise sales represent the amount the Company's total revenue would have been if all agent sales had been made as principal sales.

(3) Reflects our sale of                shares of common stock at an assumed
    public offering price of $     per share and our application of the
    estimated net proceeds. See "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and operating results.

     If any of the following risks occurs, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH TO JUDGE OUR PERFORMANCE

     We were incorporated in February 1995. We began selling products on our website in October 1996. Accordingly, we have a limited operating history. Before you decide to purchase our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot assure you that our business strategy will be successful or that we will successfully address any of these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH
FLOW

     Since inception, we have incurred operating losses, and as of December 31, 1999, we had an accumulated deficit of $2.5 million. We incurred net losses of $1.1 million for the six months ended December 31, 1999.

     We anticipate that the net proceeds of this offering will be sufficient to meet our anticipated needs through at least the next 13 months. However, we expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

- the continued development of our website transaction processing and network infrastructure

- marketing and advertising related to brand development and traffic generation

- the hiring of additional personnel

- the expansion of our product offerings and website content.

     Our future profitability depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot assure you that we will be able to sustain it or improve upon it on a quarterly or annual basis for future periods.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE

     Period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

     Our operating results are unpredictable and have fluctuated significantly. We expect to continue to experience significant fluctuations in our quarterly results of operations due to a variety of factors, many of which are outside of our control.

     As a result, because of our limited operating history, we cannot accurately forecast our net sales. We rely upon limited historical financial data to predict our future operating results. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of orders we receive. In addition, because of our rapid growth and anticipated future growth, historical financial data may be unreliable as an indicator of our future operating results. Because of these factors, we may be unable to decrease our spending in a timely manner to adjust for any unexpected revenue shortfall.

IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR PORTAL STRATEGY, WE WILL NOT BE ABLE TO FULFILL OUR BUSINESS PLAN

     Our future success depends in large part upon the implementation and acceptance of our portal solution. Developing and maintaining a portal requires extensive software development, the bulk of which, we intend to develop internally. It is difficult to predict the costs of our future software development needs. If our costs are extensive, we may outsource our software development needs to third parties. Despite testing, the software we develop or acquire may contain defects that may result in:

- a loss of data

- delays in implementing our portal solution

- a diversion of development resources

- injury to our reputation

- substantial remedial costs.

     We cannot assure you that we will be successful in developing or marketing our portal solution or that we will be able to do so in a timely and cost-effective manner. Our failure to do so could materially adversely affect our business, financial condition and operating results.

WE RELY ON THIRD PARTIES SUCH AS SUPPLIERS, VENDORS, DISTRIBUTORS AND SHIPPERS

     Our success depends in part on our ability to purchase products in sufficient quantities at competitive prices. We do not have long-term or exclusive arrangements with any supplier, vendor or distributor that guarantees the availability of products for purchase or auction. From time to time we have experienced difficulty in obtaining sufficient product allocation from certain vendors. If we are not able to offer our users sufficient quantities or a variety of products, our business, financial condition and operating results will be materially adversely affected.

     Also, we rely upon third party carriers to ship the products we sell. Therefore, we are subject to risks affecting a carrier's ability to provide delivery services to meet our shipping needs. In the past, our failure to promptly deliver products has led to customer complaints and regulatory action against us. Failure to deliver the products we sell in a timely manner could materially adversely affect our business, financial condition and operating results.

OUR MARKET IS HIGHLY COMPETITIVE

     The online commerce market and the market for business-to-business, business-to-person and person-to-person sales over the Internet is relatively new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future because barriers to entry are relatively low. We compete with a number of other companies offering similar products or providing similar services.

     We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business-to-business, business-to-person and person-to-person interaction. Other large companies with strong brand name recognition and experience in online commerce may also seek to compete in the online auction market. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, financial condition and operating results.

     Certain of our current and potential competitors have longer operating histories, larger customer bases and greater brand name recognition in sales and Internet markets. They may also have significantly greater financial, marketing, technical and other resources than we have. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand. We cannot assure you that we will be able to compete successfully against current and future competitors or receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies as use of the Internet and other online services increases. Our competitors may be able to devote greater resources to marketing and promo-tional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we can. They may also be able to attract traffic by offering other services for free such as bulletin boards, stock quotes and chat rooms. Although we intend to offer similar free services on our portal site in the near future, we do not currently have the resources to do so.

     Because of the quantity of goods purchased, our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing policies. Traditional store-based retailers also have facilities where customers can see the products and test them in a manner not available over the Internet.

THE FAILURE TO MANAGE GROWTH IN OUR OPERATIONS AND HIRE ADDITIONAL QUALIFIED EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT UPON US

     At December 31, 1999, we had a total of 18 employees. The expected growth of our operations will place a significant strain on our current management resources. To manage the expected growth, we will need to improve our:

- transaction processing methods

- operations and financial systems

- procedures and controls

- training and management of our employees.

     A portion of the proceeds from this offering will be used to hire additional key personnel. Competition for personnel is intense, and we cannot assure you that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could have a material adverse affect on our business, financial condition and operating results.

WE FACE FULFILLMENT OPERATIONS RISKS

     We need to continually improve and invest in our customer service department. Due to our rapid growth and limited resources, we have encountered regulatory and customer complaints that involve order fulfillment problems. Also, our current fulfillment operations are not adequate to accommodate significant increases in customer demand that may occur if our increased marketing efforts are successful. Therefore, we cannot assure you that we will not experience fulfillment problems or receive customer or regulatory complaints. If we do not successfully scale our fulfillment operations to accommodate increased demand, our business, financial condition and operating results could be materially adversely affected.

CYCLICALITY, SEASONALITY AND DEPENDENCE ON THE DOMESTIC ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS

     In the event that the U.S. economy should suffer a significant downturn, we expect that the sales of our more expensive merchandise would also suffer, adversely affecting our business, financial condition and operating results.

     We have experienced a higher volume of sales during the months of November and December as a result of the onset of the holiday season. Our sales typically diminish during January and February as a result of reduced disposable income following the holiday season.

     Our limited operating history, however, makes it difficult to fully assess the impact of these seasonal factors or to determine whether our business is susceptible to seasonal or cyclical fluctuations in the domestic economy. We cannot assure you that seasonal or cyclical variations in the our operations will not become more pronounced over time or that they will not materially adversely affect our business, financial condition and operating results.

AS WE ENTER NEW BUSINESS CATEGORIES, WE WILL BE SUBJECT TO A VARIETY OF RISKS

     We plan to expand our operations by developing and promoting new or complementary services, products or transaction formats and by expanding the breadth and depth of the services we provide. We cannot assure you that we will be able to expand our operations in a cost-effective or timely manner or that any such efforts will maintain or increase overall market acceptance of our services or products. Any new business or service launched by us that is not favorably received by consumers may damage our reputation and diminish the value of our brand name. Expansion of our operations in this manner would also require significant additional expenses and development, operations and other resources, straining our current levels. The lack of market acceptance of our products and services or our inability to generate satisfactory revenues from such expanded products and services to offset their cost could have a material adverse effect on our business, financial condition and operating results.

WE CANNOT AFFORD PERSISTENT SYSTEM FAILURES

     Our success depends on the efficient and uninterrupted operation of our computer and communications systems. We depend upon our systems and communications hardware presently located in Newbury Park, California to conduct our auction services. Our systems, communications hardware and fulfillment operations are vulnerable to damage or interruption from a variety of factors, many of which are outside our control.

     We have experienced periodic system interruptions, which we believe will continue to occur from time-to-time. Serious systems interruptions due to our inability to alleviate capacity constraints could materially adversely affect our business, financial condition and operating results.

OUR CUSTOMERS MAY HAVE CONCERNS WITH INTERNET COMMERCE SECURITY WHICH COULD INHIBIT OUR GROWTH AND WE MAY INCUR LOSSES RESULTING FROM CREDIT CARD FRAUD

     Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To securely transmit confidential information, we rely on encryption and authentication technology that we license from third parties. We cannot predict whether events or developments will compromise or breach the technology that protects our customer transaction data. If our security measures do not prevent security breaches, this could have a material adverse effect on our business, financial condition and operating results.

     To date, we have suffered minimal losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where the merchant does not obtain a cardholder's signature. We do not obtain the signatures of the cardholder when we process orders. Although we have implemented mechanisms to try to detect credit card fraud, we cannot assure you that our efforts will be successful. Our inability to adequately detect credit card fraud could materially adversely affect our business, financial condition and operating results.

     To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our insurance policies carry limited coverage, which may not be adequate to reimburse us for losses caused by security breaches. We cannot assure you that our security measures will prevent security breaches. Our failure to prevent security breaches could have a material adverse effect on our business, financial condition and operating results.

THE MARKET PRICE FOR YOUR COMMON STOCK MAY BE VOLATILE WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT

     The trading price of our stock is likely to be highly volatile and could be subject to fluctuations in response to factors unrelated to our operating performance.

     The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Continued volatility may materially and adversely affect the market price of our common stock, regardless of our operating performance.

     Market price volatility may also engender securities class-action litigation. Such litiga-tion, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS FROM INFRINGEMENT

     We currently hold various Internet domain names, including the "Auction-Sales.com" domain name. Governing bodies may establish additional top-level domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

     Our success and the integrity of our brand name depends upon our ability to protect our proprietary technology and other intellectual property rights. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We protect our proprietary software through U.S. copyright laws, and the source code for our proprietary software is protected under trade secret laws. In February 1999, we applied to the United States Patent and Trademark Office to register the trademarks: "Auction Sales," "BidExpose" and "Wheels and Deals!". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online, and thus, the steps that we take may be inadequate to protect our rights.

OUR BUSINESS SUBJECTS US TO CERTAIN LITIGATION RISKS

     To the extent we make sales under an agent sales model, our success depend largely upon sellers reliably delivering and accurately representing the auctioned goods and buyers paying the agreed purchase price. Under an agent sales model, we sell goods owned by others and are paid a commission for our services. To the extent our agent sales increase in the future, we may not take physical possession of goods we auction, and will have no ability to ensure that such goods are ultimately delivered. We have received in the past, and anticipate that we will receive in the future, communications from users who did not receive the goods they ordered. If we receive customer complaints relating to our agent sales, our only recourse may be to discontinue selling products for the applicable vendors.

     To date, all of the products sold at our auctions have been purchased with a credit card. The transactions are processed through Card Service International. If Card Service International suffers computer malfunctions or is otherwise unable to process credit card purchases, our customer relations may become damaged. Prolonged exposure to dilatory payment processing could materially adversely effect our business, financial condition and operating results.

SALES TAX COLLECTION BY STATES MAY ADVERSELY AFFECT OUR GROWTH

     We do not collect sales or other similar taxes for goods sold through the our website, other than for goods sold to California residents. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of merchandise on our system could have a material adverse effect on our operations.

THE INTERNET INDUSTRY MAY BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION WHICH COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS

     Various actions have been taken by the United States Congress and the Federal courts that in some cases impose some forms of regulation on the Internet, and in other cases protect the Internet from regulation. Domestic and international authorities regularly consider proposed legislation that could result in new regulations on the Internet. It is impossible to say at this time whether and to what extent the Internet may ultimately be regulated domestically or internationally. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.

     In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws. We are qualified to do business in California only, and failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

WE NEED TO CONTINUE TO DEVELOP OUR BRANDS NAMES

     We believe that our growth has been largely attributable to word-of-mouth. Our growth in the future depends upon strengthening brand recognition, particularly in light of the increasing number of competitors, in our market. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. If we fail to promote and maintain our brand or increase brand name awareness, our business, financial condition and operating results could be materially adversely affected.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     Our performance has been and is substantially dependent on the continued services and performance of our senior management and other key personnel, especially the services of Zahid "Mike" Rafiq and Pierre Rafiq. We have employment contracts with both Mike and Pierre Rafiq and intend to obtain "key person" life insurance in the amount of $1.0 million, on each of their lives, although we do not expect that the recovery of this amount would adequately compensate us if we were to lose either of their services. The loss of the services of either of Mike Rafiq or Pierre Rafiq or other key personnel or members of our senior management could have a material adverse effect on our business, financial condition and operating results.

WE MAY NEED TO SEEK ADDITIONAL CAPITAL IN THE FUTURE

     We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience negative cash flow from operations for the foreseeable future. Our working capital requirements and cash flow provided by operating activities can vary from quarter to quarter depending on revenues, operating expenses, capital expenditures and other factors. We believe that the net proceeds of this offering will be sufficient to meet our anticipated needs through at least the next 13 months. Thereafter, we may need to raise additional funds. We may also need to raise additional funds sooner than anticipated to:

- fund more rapid expansion

- develop new or enhanced services or products

- respond to competitive pressures

     If additional funds are raised through the issuance of equity or convertible debt securities your rights and ownership in Auction-Sales.com, Inc. may be reduced. If adequate funds are not available, or are not available on acceptable terms, we may not be able to fund planned expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures.

                           FORWARD-LOOKING STATEMENTS

     This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements can be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of           shares of common stock
offered by us at an assumed initial public offering price of $     per share
(after deducting estimated underwriting discounts, the underwriters' non-accountable expense allowance and other estimated offering expenses payable
by us), are estimated to be $     . We will not receive any proceeds from the
sale of shares by the selling stockholders. We expect to use approximately
$     million of the net proceeds for advertising and brand development
expenditures, $     million for capital expenditures, $1.2 million to repay
outstanding notes and $     million for the development of auction application
software and technology infrastructure. The balance of the proceeds will be used for general corporate purposes, including working capital. The indebtedness to be repaid consists of unsecured subordinated promissory notes having interest at a rate of 8% per annum. The notes mature at the earlier of the closing of this offering or December 31, 2000. Prior to their eventual use, the net proceeds will be invested in high quality, short-term investment instruments such as short-term corporate investment grade or United States Government interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid any dividends on our common stock, and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends will depend on our results of operations, future earnings, financial condition and capital requirements, applicable restrictions under any credit facilities or other debt arrangements and such other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1999, our (1) actual capitalization at December 31, 1999 and (2) as adjusted to reflect the sale by
us of                shares of common stock offered by us at an assumed initial
public offering price of $     per share and the application of the net proceeds
therefrom (after deducting estimated underwriting discounts, the underwriters' non-accountable expense allowance and other estimated offering expenses payable by us).

                                                               AS OF DECEMBER 31, 1999
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Short-term debt.............................................  $ 1,323,478     $
Long-term debt..............................................  $    15,035     $
Stockholders' equity:
  Preferred stock, $.001 par value; 10,000,000 shares
     authorized; none issued and outstanding actual and as
     adjusted...............................................           --            --
  Common stock, $.001 par value; 100,000,000 shares
     authorized; 12,730,000 shares issued and outstanding
     actual;                shares issued and outstanding
     pro forma as adjusted(1)...............................       12,730
  Additional paid-in capital................................    1,559,873
  Accumulated deficit.......................................   (2,483,302)
                                                              -----------     ---------
          Total stockholders' equity........................     (910,699)
                                                              -----------     ---------
          Total capitalization..............................      427,814     $
                                                              ===========     =========

---------------
(1) Excludes shares issuable pursuant to outstanding warrants and options to
    purchase an aggregate of                shares of common stock at a weighted
    average exercise price of $     per share.

                                    DILUTION

     Our pro forma net tangible book value at December 31, 1999 was $
or $     per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt by us of the net proceeds from the sale of shares of common stock by us offered
hereby at the assumed initial public offering price of $     per share and the
application of the net proceeds therefrom (after deducting the estimated underwriting discounts, the underwriters' non-accountable expense allowance and other estimated offering expenses payable by us), our pro forma as adjusted net
tangible book value at December 31, 1999 would have been $          or $     per
share. This represents an immediate increase in pro forma net tangible book
value of $     per share to the existing stockholders and an immediate
substantial dilution of $     per share to new investors purchasing shares in
this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share before this
     offering...............................................  $
  Increase per share attributable to new investors..........
                                                              -------
  Pro forma net tangible book value per share after this
     offering (as adjusted).................................
                                                                         -------
  Dilution per share to new investors.......................             $
                                                                         =======

     The following table summarizes as of December 31, 1999, the differences between existing stockholders and new investors (before deducting the estimated underwriting discounts, the underwriters' non-accountable expense allowance and other estimated offering expenses payable by us) with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share.

                                        SHARES OWNED AFTER          TOTAL
                                           THE OFFERING         CONSIDERATION
                                        ------------------    -----------------    AVERAGE PRICE
                                         NUMBER    PERCENT    AMOUNT    PERCENT      PER SHARE
                                        --------   -------    -------   -------    -------------
Existing stockholders.................                   %    $               %       $
New investors.........................                                                $
                                        --------    -----     -------    -----        -------
          Total.......................              100.0%               100.0%
                                        ========    =====     =======    =====        =======

---------------
(1) The above tables excludes                shares issuable upon the exercise
    of outstanding warrants and options at an weighted average exercise price of
    $          per share. To the extent outstanding warrants or options are exercised, new investors will experience further dilution.

                        SELECTED COMBINED FINANCIAL DATA

     You should read the selected combined financial and operating data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes included elsewhere herein. The statement of operations data and supplemental financial data for the fiscal years ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 1999, each as set forth below, have been derived from our audited financial statements appearing elsewhere herein. The statement of operations data and supplemental financial data set forth below for the six months ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 1999, each as set forth below, have been derived from our unaudited financial statements appearing elsewhere herein, and include all adjustments which management considers necessary for a fair presentation of such financial information for those periods. The historical results are not necessarily indicative of results to be expected for any future period.

     Prior to January 1, 1999, all agent sales on our website were made by Auction Business. Auction Business was incorporated in August, 1997. Prior to its incorporation, Auction Business was a sole proprietorship of Mike Rafiq, our Chief Executive Officer. Pursuant to a Sale of Rights and Affiliation Agreement dated January 1, 1997 between us and Auction Business, Auction Business agreed to provide us with all commissions generated from agent sales made on our website from January 1, 1997 through December 31, 1998, sell us all the Auction Business' proprietary rights related to its auction software technology and the Auction Business brand name. As of January 1, 1999, Auction Business discontinued its operations. We have presented our financial statements on a combined basis because Auction-Sales.com, Inc. and Auction Business were under common control during this period through December 31, 1998. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                         SIX MONTHS ENDED
                                            YEAR ENDED JUNE 30,            DECEMBER 31,
                                         -------------------------   -------------------------
                                            1998          1999          1998          1999
                                         -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Merchandise..........................  $ 2,094,034   $ 3,870,077   $ 1,849,161   $ 2,237,754
  Commissions..........................      161,603        16,340        15,930        11,431
  Advertising..........................           --           750            --       157,750
                                         -----------   -----------   -----------   -----------
          Total net revenue............    2,255,637     3,887,167     1,865,091     2,406,935
Cost of sales..........................    1,576,778     3,342,677     1,399,965     2,131,804
                                         -----------   -----------   -----------   -----------
Gross profit...........................      678,859       544,490       465,126       275,101
Operating expenses:
  Selling and marketing................      229,862       654,483       270,963       602,367
  Product development..................      158,095       271,896       111,572       335,353
  General and administrative...........      233,343       725,584       378,809       362,233
                                         -----------   -----------   -----------   -----------
          Total operating expenses.....      621,300     1,651,963       761,344     1,299,953
                                         -----------   -----------   -----------   -----------
Income (loss) from operations..........       57,559    (1,107,473)     (296,218)   (1,024,852)
Other income (expense):
  Interest income......................           --        10,496            --         4,328
  Interest expense.....................      (33,137)      (21,046)      (15,181)      (21,523)
                                         -----------   -----------   -----------   -----------
Income (loss) before provision for
  income taxes.........................       24,422    (1,118,023)     (311,399)   (1,042,047)
Provision for income taxes.............        4,230           800           800           800
                                         -----------   -----------   -----------   -----------
Net income (loss)......................  $    20,192   $(1,118,823)  $  (312,199)  $(1,042,847)
                                         ===========   ===========   ===========   ===========
Basic income (loss) per share..........  $     (0.00)  $     (0.09)  $     (0.03)  $     (0.08)
                                         ===========   ===========   ===========   ===========
Diluted income (loss) per share........  $     (0.00)  $     (0.09)  $     (0.03)  $     (0.08)
                                         ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding..........................   12,438,027    12,647,945    12,456,351    12,730,000
                                         ===========   ===========   ===========   ===========
SUPPLEMENTAL FINANCIAL DATA:
Gross merchandise sales................  $ 3,548,461   $ 4,017,137   $ 1,992,531   $ 2,340,633
                                         ===========   ===========   ===========   ===========

                                                              AT JUNE 30,    AT DECEMBER 31,
                                                                 1999              1999
                                                              -----------    ----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  571,274        $  801,591
Working capital (deficiency)................................      56,606          (983,035)
Total current assets........................................     934,610         1,422,249
Total assets................................................   1,034,729         1,509,620
Total current liabilities...................................     878,604         2,405,284
Long-term debt..............................................      23,977            15,035
Stockholders' equity (deficit)..............................     132,148          (910,699)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are an Internet retailer and distributor offering products through public interactive business-to-business and business-to-person auctions. We effected a reorganization on January 1, 1999, at which time we acquired all of the assets of a company controlled by our principal shareholder.

     Prior to January 1, 1999 all agent sales on our website were made by Auction Business. Auction Business was incorporated in August, 1997. Prior to its incorporation, Auction Business was a sole proprietorship of Mike Rafiq, our Chief Executive Officer. Pursuant to a Sale of Rights and Affiliation Agreement dated January 1, 1997 between us and Auction Business, Auction Business agreed to provide us with all commissions generated from agent sales made on our website from January 1, 1997 through December 31, 1998. As of January 1, 1999, Auction Business discontinued its operations. We have presented our financial statements on a combined basis because Auction-Sales.com, Inc. and Auction Business were under common control during the periods presented.

REVENUE RECOGNITION

     We obtain merchandise from vendors in one of two primary arrangements, either through the principal sales model (merchandise revenues) or through the agent sales model (commission revenues). Under the principal sales model, we either purchase the merchandise or acquire the rights to sell merchandise under consignment relationships with vendors. Under the agent sales model, we derive fees or commissions for selling a vendor's merchandise on our website.

PRINCIPAL SALES MODEL -- PURCHASES

     For sales of merchandise owned by us, we are responsible for conducting the auction, billing the customer, shipping the merchandise to the customer and processing merchandise returns. We recognize the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, we bear both inventory and credit risk with respect to sales of inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, we defer revenue recognition until the merchandise is shipped. The vendor is typically responsible for merchandise returns. We allow customers to return products in certain circumstances. Accordingly, we provide for allowances for estimated future returns at the time of shipment based on historical experience.

PRINCIPAL SALES MODEL -- CONSIGNMENT

     For sales on consignment, we either take physical possession of the merchandise or the vendor retains physical possession of the merchandise. In either case, we are not obligated to take title to the merchandise unless we successfully sell the merchandise at auction. Upon completion of an auction, we take title to the merchandise, charge the customer's credit card and either ship the merchandise directly or arrange for a third party to complete delivery to the customer. Subsequently, we pay the vendor any amounts due for the purchase of the related merchandise. We record the full sales amount as revenue upon the verification of the credit card authorization and shipment of the merchandise. In consignment transactions, we are at risk of loss for collecting all of the auction proceeds, delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, we defer revenue recognition until the merchandise is shipped. We allow customers to return products in certain circumstances. Accordingly, we will provide for allowances for estimated future returns at the time of shipment based on historical experience.

AGENT SALES MODEL

     Under this arrangement, at the conclusion of an auction we forward the order information to the vendor, which then charges the customer's credit card and ships the merchandise to the customer. We do not take title to or possession of the merchandise, and the vendor bears all of the risk of credit card chargebacks. We recognize the commissions as revenue upon completion of the auction process and the forwarding of the auction sales information to the vendor. The vendors are responsible for merchandise returns under the agent sales model.

     We currently derive most of our revenues from principal sales. With the introduction of our portal solution, we expect a larger portion of our revenues will be derived from fees and commissions earned as agent. For the six months ended December 31, 1999, principal sales transactions represented 95.5% of our gross merchandise sales. The gross merchandise sales amounts represent what our total revenue would have been if all agent sales had been made as principal sales. We believe that the information on gross merchandise sales is relevant to a reader of our financial statements since it provides a more consistent comparison between historical periods. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.

ADVERTISING

     We also derive revenues from advertisements in our website. These advertisements usually take the form of anchors, tenants, banners, e-mails and text links that encourage each customer to click through directly to the advertiser's website. For the six months ended December 31, 1999, 6.5% of our net revenue was derived from advertising.

RESULTS OF OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
1998

     REVENUES

     Total Net Revenue. Total net revenue is comprised of the net value of principal sales paid to us by our customers and commissions earned on agent sales. We had $1.9 million of total net revenue for the six months ended December 31, 1998. Gross merchandise sales for that period were $2.0 million. For the six months ended December 31, 1999, total net revenue grew 29.0% to $2.4 million while gross merchandise sales grew to $2.3 million. Our growth in total net revenue and gross merchandise sales for the six months ended December 31, 1999 as compared to the six months ended December 31, 1998 was due primarily to the growth in our customer base, an expansion of merchandise offered and the launching of our advertising program.

     Gross merchandise sales for the six months ended December 31, 1998 and 1999 is derived as follows:

                                                        SIX MONTHS ENDED DECEMBER 31,
                                                        ------------------------------
                                                            1998              1999
                                                        ------------      ------------
Merchandise sales.....................................   $1,849,000        $2,238,000
Plus: gross agent sales...............................      160,000           114,000
Less: net agent sales.................................       16,000            11,000
                                                         ----------        ----------
Gross merchandise sales(1)............................   $1,993,000        $2,341,000
                                                         ==========        ==========

     During the six months ended December 31, 1998 and 1999, gross merchandise sales were comprised of the following:

                                                        SIX MONTHS ENDED DECEMBER 31,
                                                        ------------------------------
                                                            1998              1999
                                                        ------------      ------------
Principal sales model -- purchased inventory..........   $1,849,000        $2,184,000
Principal sales model -- consigned inventory..........           --            54,000
Agent sales model.....................................      144,000           103,000
                                                         ----------        ----------
Gross merchandise sales(1)............................   $1,993,000        $2,341,000
                                                         ==========        ==========

---------------
(1) Gross merchandise sales is a non-GAAP measure of total sales. Gross merchandise sales represent the amount the Company's total revenue would have been if all agent sales had been made as principal sales.

     Cost of Sales. Cost of sales consists principally of the cost of merchandise acquired under the principal sales model and the cost of shipping (offset by customer shipping revenue), product repackaging and inbound shipping for such merchandise. Cost of sales increased by approximately $732,000 for the six months ended December 31, 1999 as compared to the six months ended December 31, 1998, or 52.2% as a result of growth in our overall business and as a result of more sales under the principal sales model.

     Gross Profit. Overall gross profit was $275,000 for the six months ended December 31, 1999 and $465,000 for the six months ended December 31, 1998. Gross profit on principal sales was $106,000 or 4.5% of gross merchandise sales for the six months ended December 31, 1999 and $450,000 or 22.5% for the six months ended December 31, 1998. The remainder of gross profit ($169,000 for the six months ended December 31, 1999 and $16,000 for the six months ended December 31,
1998), which is attributable to agent sales and advertising revenue, represented 7.2% and 0.8% of gross merchandise sales for the same respective periods. For the six months ended December 31, 1999, advertising revenues were $158,000 comprising 6.6% of net revenues. There were no advertising revenues for the six month period ended December 31, 1998. The decrease in gross profit is a result of competitive pricing for computer and consumer electronics products.

     EXPENSES

     Selling and Marketing. Selling and marketing expenses consist primarily of advertising expenditures, payroll and related expenses for sales, marketing and merchandise acquisition personnel, and promotional material. Selling and marketing expenses were $602,000 for the six months ended December 31, 1999 and $271,000 for the six months ended December 31, 1998. Selling and marketing expenses as a percentage of gross merchandise sales were 25.7% for six months ended December 31, 1999 and 13.6% for the six months ended December 31, 1998. These increases were primarily attributable to expansion of our Internet advertising activities, increases in our marketing staff and increased expenses associated with promotion and marketing of our services. We expect selling and marketing expenses to increase significantly and as a percentage of gross merchandise sales as we endeavor to enhance our brand recognition.

     Product Development. Product development expenses consist primarily of payroll and related expenses for engineering personnel and consultants who develop, operate and monitor our website and related systems, and equipment costs. Product development expenses were $335,000 for the six months ended December 31, 1999 and $112,000 for the six months ended December 31, 1998. Product development costs as a percentage of gross merchandise sales were 14.3% for the six months ended December 31, 1999 and 5.6% for the six months ended December 31, 1998. These increases were primarily attributable to increased staffing of product development personnel and associated costs relating to enhancing the features and functionality of our website and related systems. To date, all product development costs have been expensed as incurred. We expect engineering expenses to increase in the foreseeable future as we hire additional personnel and incur expenses necessary to develop our portal solution.

     General and Administrative. General and administrative expenses consist primarily of payroll, credit card processing and related expenses for customer service, provision for doubtful accounts, facilities expenses, merchandising, executive, accounting and logistical personnel, and other general corporate expenses. General and administrative expenses were $362,000 for the six months ended December 31, 1999 and $379,000 for the six months ended December 31, 1998. General and administrative expenses as a percentage of gross merchandise sales were 15.5% for the six months ended December 31, 1999 and 19.0% for the six months ended December 31, 1998. The decrease in general and administrative expenses was due to a decrease in staffing of administrative personnel. We expect general and administrative expenses to increase for the remainder of the year ending June 30, 2000 and for the foreseeable future, as we expand our officer group, staff and facilities.

     Other Income (Expense) Other income (expense) for the six months ended December 31, 1999 was ($17,000) compared to ($15,000) for the six months ended December 31, 1998.

     Provision for Income Taxes. We had a net loss for the six months ended December 31, 1999 of $1.0 million and we recorded $800 as a provision for income taxes for this period. For the six months ended December 31, 1998, we had a net loss of $311,000 and recorded a provision for income taxes of $800.

YEAR ENDED JUNE 30, 1999 COMPARED TO YEAR ENDED JUNE 30, 1998

     REVENUES

     Total Net Revenue. We had $2.3 million of total net revenue for the year ended June 30, 1998. Gross merchandise sales for that period were $3.5 million. For the year ended June 30, 1999, total net revenue grew to $3.9 million, representing a 72.3% increase and gross merchandise sales grew to $4.0 million, representing a 13.2% increase. Our growth in total net revenue and gross merchandise sales for the year ended June 30, 1999 as compared to the year ended June 30, 1998 was due to the growth in our customer base and an expansion of merchandise offered.

     Gross merchandise sales for the fiscal year ended June 30, 1998 and 1999 is derived as follows:

                                                          FISCAL YEAR ENDED JUNE 30,
                                                          --------------------------
                                                             1998            1999
                                                          ----------      ----------
Merchandise sales.......................................  $2,094,000      $3,870,000
Plus: gross agent sales.................................   1,616,000         163,000
Less: net agent sales...................................     162,000          16,000
                                                          ----------      ----------
Gross merchandise sales(1)..............................  $3,548,000      $4,017,000
                                                          ==========      ==========

     During the fiscal year ended June 30, 1998 and 1999, gross merchandise sales were comprised of the following:

                                                          FISCAL YEAR ENDED JUNE 30,
                                                          --------------------------
                                                             1998            1999
                                                          ----------      ----------
Principal sales model -- purchased inventory............  $2,075,000      $3,870,000
Principal sales model -- consigned inventory............      78,000              --
Agent sales model.......................................   1,395,000         147,000
                                                          ----------      ----------
Gross merchandise sales.................................  $3,548,000      $4,017,000
                                                          ==========      ==========

---------------
(1) Gross merchandise sales is a non-GAAP measure of total sales generated by us. Gross merchandise sales represent the amount the Company's total revenue would have been if all agent sales had been made as principal sales.

     Cost of Sales. Cost of sales increased by approximately $1.8 million for the year ended June 30, 1999 as compared to the year ended June 30, 1998, or 112% as a result of growth in our overall business and as a result of more revenues generated under the principal sales model.

     Gross Profit. Overall gross profit was $544,000 for the year ended June 30, 1999 and $679,000 for the year ended June 30, 1998. Gross profit on principal sales was $527,000 or 13.1% of gross merchandise sales for the year ended June 30, 1999 and $517,000 or 14.6% of gross merchandise sales for the year ended June 30, 1998. The remainder of gross profit was $16,000 for the year ended June 30, 1999 and $162,000 for the year ended June 30, 1998. This was attributable to agent sales and advertising revenue, represented 0.4% and 4.6% of gross merchandise sales made under the agent sales model for the same respective periods. For the year ended June 30, 1999 advertising revenues were $1,000 compared to $0 for the year ended June 30, 1998.

     EXPENSES

     Sales and Marketing. Sales and marketing expenses were $654,000 for the year ended June 30, 1999 and $230,000 for the year ended June 30, 1998. Sales and marketing expenses as a percentage of gross merchandise sales were 16.3% for year ended June 30, 1999 and 6.5% for the year ended June 30, 1998. These were primarily attributable to expansion of our Internet advertising, increases in our marketing staff and increased expenses associated with promotion and marketing of our services.

     Product Development. Product development expenses were $272,000 for the year ended June 30, 1999 and $158,000 for the year ended June 30, 1998. Product development costs as a percentage of gross merchandise sales were 6.8% for the year ended June 30, 1999 and 4.5% the year ended June 30, 1998, respectively. The increases were primarily attributable to new systems and upgrades.

     General and Administrative. General and administrative expenses were $726,000 for the year ended June 30, 1999 and $233,000 for the year ended June 30, 1998. General and administrative expenses as a percentage of gross merchandise sales were 18.1% for the year ended June 30, 1999 and 6.5% for the year ended June 30, 1998. These increases were attributable to an increase in salaries and benefits, primarily due to the hiring of additional personnel and to facilities expenses.

     Other Income (Expense). Other income (expense) for the year ended June 30, 1999 was ($11,000) compared to ($33,000) for the year ended June 30, 1998.

     Provision for Income Taxes. We had a net loss before taxes of $1.1 million for the year ended June 30, 1999 and we recorded $800 as a provision for income taxes for this period. For the year ended June 30, 1998, we had net income before taxes of $24,422 and recorded a provision for income taxes of $4,000, representing an effective income tax rate of 17.3%. This effective tax rate was below the statutory rate primarily because we utilized our net operating loss carryforward.

FLUCTUATION IN OPERATING RESULTS

     Our operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside our control. These factors include (1) our ability to attract new customers at a steady rate, manage inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (2) the availability and pricing of merchandise from vendors, (3) product obsolescence and pricing erosion, (4) the amount and timing of costs relating to expansion of our operations, including the development of our auction portal, (5) the timing, cost and availability of advertising on other websites, (6) consumer confidence in encrypted transactions in the Internet environment, (7) the announcement or introduction of new types of merchandise, service offerings or customer services by us or our competitors, (8) technical difficulties with respect to consumer use of the auction format on our website, (9) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (10) delays in shipments as a result of strikes or other problems with our delivery service providers or the loss of our credit card processor, (11) the level of merchandise returns we experience and (12) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may not meet or exceed the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be adversely effected.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private offerings of equity and debt securities and advances from our principal stockholder. Net cash provided by (used in) operating activities was ($763,000) for the year ended June 30, 1999 and $242,000 for the year ended June 30, 1998. The increase in net cash used in operating activities for the years ended June 30, 1999 and 1998, was primarily attributable to increases in losses. The net cash used in operating activities for the six months ended December 31, 1999 was ($690,000) and for the six months ended December 31, 1998 was ($88,000). The increase in cash used in operating activities for the six months ended December 31, 1999 was primarily attributable to increased staffing and associated expenses and expenses associated with enhancing our website.

     Net cash used in investing activities was $409,000 for the six months ended December 31, 1999, $39,000 for the six months ended December 31, 1998, $6,000 for the year ended June 30, 1998 and $16,000 for the year ended June 30, 1999. Net cash used in investing activities comprised purchases of property and equipment, certificates or deposit and payment of advances to our significant stockholder.

     As of December 31, 1999, we had approximately $802,000 of cash, cash equivalents and certificates of deposit.

     As of December 31, 1999, we had received $1.2 million from a private placement and we had sold a total of 24 units, each unit consisting of a $50,000 convertible note and warrants to purchase 16,667 shares of our common stock at a per share exercise price of $8.00. The proceeds of this private placement are being used for the development of our portal solution and for working capital. We will use a portion of the net proceeds of this offering to repay these notes.

     As of December 31, 1999, our principal commitments consisted of obligations of approximately $708,000, which were personally guaranteed by our chief executive officer. These obligations included the costs of credit card merchant processing, leased equipment and our operating lease. We anticipate purchasing approximately $2.0 million of property and equipment with the proceeds of this offering, primarily for computer equipment, furniture and fixtures, and expenditures associated with our intent to relocate to new facilities. As we continue to enter into more transactions structured as principal sales, we will need to commit more cash to support a larger merchandise inventory. We plan to increase our operating expenses significantly in order to increase the size of our staff, expand our marketing efforts, enhance our brand name image, purchase larger volumes of merchandise to be sold at auction, increase our software development efforts and support our growing infrastructure. As a result, we expect to experience quarterly net losses and negative cash flow through at least December 2001. Thus, we will have to finance our capital expenditures, increased inventory, increased accounts receivable and our growth in operating expenses from the proceeds of this offering. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, and our cash flows from operations, if any, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 13 months. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or convertible debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that financing will be available to us in amounts or on terms acceptable to us.

RECENTLY ISSUED ACCOUNTING CONSIDERATIONS

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." We do not expect adoption of SFAS No. 134 to have a material impact, if any, on our financial position or results of operations.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to us.

     In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization of Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to us.

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." We do not expect adoption of SFAS No. 137 to have a material impact, if any, on our financial position or results of operation.

                                    BUSINESS

     We are an Internet retailer and distributor offering products through public interactive business-to-business and business-to-person auctions. Our online auctions provide an interesting sales format and a compelling shopping experience that enable customers to bid against each other in a friendly, competitive marketplace. We offer new and recently introduced products as well as excess and refurbished products. Currently, the majority of our revenues are derived from sales of computer hardware and consumer electronics. We are expanding our product selection and developing new revenues by offering other types of merchandise, such as skincare products, jewelry, travel goods, sporting goods and sports memorabilia. Products currently available through our auctions are produced by well known, name brand manufacturers such as:

- Compaq               - Hewlett Packard  - Apple      - Sun Microsystems
- Phillips             - NEC              - 3Com       - Motorola
- Sony                 - Toshiba          - Panasonic  - AT&T

INDUSTRY OVERVIEW

     GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

     The Internet is a significant interactive global medium for communication, information and commerce. We believe the primary uses of the Internet as a medium of electronic commerce are as follows:

     Business-to-Business and Business-to-Person Applications

     A growing number of businesses have been using the Internet as a low-cost sales and distribution channel. Business commerce use of the Internet revolves around both business-to-business and business-to-person transactions. We believe that this interest in online commerce is fueled in part by:

     Online Interactivity. Businesses can use the Internet to interact with customers in a real-time personalized shopping experience which provides them with significant marketing flexibility. On the Internet, a business can frequently adjust its featured selections, pricing and visual presentation. Also, these businesses can display a larger number of products than a traditional store-based or catalog retailer.

     Global Scope of the Internet. Businesses that use the Internet as a sales and marketing channel are able to reach and serve a large and geographically diverse customer base electronically from a central location. Also, businesses can easily obtain demographic and related customer data which provides additional opportunities for direct marketing and personalized services.

     Decreased Sales Costs. Businesses that use the Internet can access a global market without the high costs associated with additional retail channels. Online retailers and distributors do not have the burden of managing and maintaining multiple retail stores or the significant printing and mailing costs of catalogues.

     Reduced Inventory Costs. Many businesses that use the Internet are able to have products shipped to consumers directly by the manufacturers. This reduces inventory costs and decreases exposure to inventory obsolescence.

     Person-to-Person Applications

     Person-to-person trading has traditionally been conducted directly through classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. These markets are highly inefficient and their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions. Also, the localized nature of these markets results in a limited variety and breadth of goods available in any one auction.

     An Internet-based trading solution offers several advantages over traditional person-to-person trading mediums, such as:

     - facilitating the meeting of buyers and sellers, listing items for sale, exchanging information, interacting with each other and consummating transactions

     - allowing buyers and sellers to trade directly with one another, thereby bypassing traditional intermediaries and lowering costs for both parties

     - providing a global marketplace, which gives buyers a broader selection of goods to purchase and sellers the opportunity to sell their goods efficiently to a wider base of buyers

     - offering significant convenience, by allowing trading at all hours and providing continually-updated information.

     We plan on offering person-to-person applications with the advent of a portal solution.

THE AUCTION-SALES.COM SOLUTION

     CREATION OF AUCTION PORTAL

     We plan to differentiate ourselves from other online auction sales companies and become a leader in the global online commerce business by creating an online auction portal. We are developing a portal to cater to the specific needs of the auction audience by:

     - providing each user access to specialized services such as message boards, chat rooms, home pages and auction management tools

     - helping each user locate, retrieve and manage information tailored to individual interests such as news, sports, stock quotes and weather

     - developing a search engine that is tailored to the interests of the auction community.

     Our goal is to develop a sense of community to draw large audiences, encourage repeat visits and keep users engaged. A key to our goal is to establish our website as the premier auction website. To establish this goal, we believe we must accomplish the following steps:

     - build awareness of our website as a "one-stop" auction site to expand our user base by building customer and vendor awareness of the auction portal concept

     - increase our visibility and brand recognition to heighten vendor awareness and boost customer traffic

     - increase points of access by forming relationships and advertising on websites similar to our existing arrangements with America Online, Compuserve, Freei.net, Shopnow.com, Freeshop, Channel 2000 and Netscape

     - participate in forums such as selected trade shows and conventions to educate the public of the services available on our website.

     FOCUS OUR AUCTION SOLUTION ON BUSINESS-TO-BUSINESS APPLICATIONS

     Our auction services provide business-to-business e-commerce solutions to small to medium sized business. Our business-to-business auction and reverse auction services are designed to allow automated real-time bidding for a business' existing procurement or liquidation process. Instead of purchasing products and services at fixed prices from suppliers or selling off excess inventory through traditional channels, our solution creates a more efficient on-line environment. The service is designed to establish a true market price for goods or services purchased and sold. By conducting online exchanges of products and services, buyers and sellers are able to arrive at an optimum price for each particular business transaction.

     In procurement, our online auction services afford corporate buyers and procurement managers a reduction of purchasing costs and a streamlining of the procurement process. The traditional time-consuming and costly procurement process has been historically conducted via fax, telephone or computer through the request-for-proposal and process. Normally such a process means creating request-for-proposal packets, mailing, e-mailing and/or faxing them to the suppliers and notifying the suppliers over the phone. Typically, such a process means receiving responses reviewing them and negotiating via phone/e-mail/mail/fax which can take several weeks. Through our reverse auction services we are able to accelerate the procurement process to a few hours or a few days and afford the buyer the ability to obtain a true market price for their selected goods. Using our on-line auction service, buyers can identify suppliers of new goods and services or find more advantageous prices for currently purchased items. Buyers are able to obtain reductions in purchasing costs by streamlining the procurement process online, including setting auction parameters such as

     - pre-selection or qualification of suppliers

     - win parameters such as price, procurement terms and sales values

     - access privileges

     - the amount the buyer decides to bid

     - the items the buyer decide to buy

     The solution alleviates the need to internally staff a substantial procurement department or pay any up-front equipment fees.

     In liquidation, our on-line auction solution automates the often burdensome administrative function of excess inventory disposition. Sellers can generate revenue from new and existing customers while reducing operating costs and controlling the entire sales process through a new channel of distribution. Sellers also benefit not only by realizing the real-time market value of distributed goods, but by the ability to more quickly turn inventory, which reduces the risk of inventory obsolescence.

     We realize the importance of providing not only the auctions and products that our customers are looking for, but also all the value-added services that will make the buying and selling process streamlined, secure and easy for both consumers and businesses. We plan to provide financing options to all our consumer and business customers within our auction portal. Customers will be provided with the ability to apply for on-line financing. We will arrange with third party credit providers to consider the application and authorize or deny financing in real time. Customers will be provided with our AuctionBucks which can be used anywhere within our auction portal to bid on items of interest. As items are purchased, the amount of available AuctionBucks will be reduced automatically.

     In addition, we intend to provide a rating system of buyers and sellers that reviews the party's track history on our site. This will help alleviate uncertainty associated with the auction process and allow parties to know and screen the seriousness of the other participants.

THE AUCTION PROCESS

     While we currently offer public business-to-business and business-to-person auctions, we plan to enhance our infrastructure to allow any type of Internet auction to be conducted. We believe this capacity will provide us with a competitive advantage over other current Internet auction companies that currently offer only one type of auction service.

     We currently offer public business-to-business and business-to-person auctions. We plan to introduce public person-to-person auctions as an aspect of our auction portal solution. Public auctions are auctions that are available to all of our users. Public auctions consist of two formats:

     - Business-to-Business and Business-to-Person. In this format, businesses offer current and excess merchandise to individual and business consumers as well as resellers. We generate revenue either as a principal or an agent. As a principal we buy the products directly and resell them at a profit. As an agent we act as a sales agent for vendors and receive a fee or a commission based upon a percentage of the sales price.

     - Person-to-Person. We will offer a platform to allow users to sell high-end products directly to other users. We believe this feature will increase traffic to our website and further enhance our brand recognition. In this format, we will earn revenue both from acting as an agent and from providing certain auction management services.

     We also plan to introduce private auctions as part of our auction portal solution. Private auctions will be customized, personalized auctions for individual businesses to allow them access to our infrastructure and traffic flow. Private auctions will be conducted by the seller in two formats:

     - Business-to-Business. Only certain identified bidders will have access to these auctions. The seller will pre-screen the bidders and we will provide them secured access to the customized auction site. In this way, large companies will be able to deal directly with identified customers to dispose of inventory in a cost-effective manner. This format may encourage businesses that were successful at bidding for products under the private business-to-business auction format to engage us to sell products for them in a similar manner.

     - Business-to-Person. In this private format, a business may conduct an auction consisting of a wide range of its own merchandise to our users at large. We will collect demographic and other related data which may be used by us and the seller to target selected individuals to privately bid on merchandise. Also, businesses may direct other individual buyers to our site where they can register and bid on the seller's items.

     These private auctions will look like the seller's customized private auction site. We believe this feature will be attractive to businesses that want to quickly and efficiently dispose of merchandise but that do not have the ability or desire to create or manage their own auction websites. In each of these formats, we will earn revenue both from acting as an agent and from providing certain auction management services.

ENTERING OUR WEBSITE

     While any visitor to our website can browse through our service and view the items listed for auction, a user must first register with us in order to bid for an item. Users register for free by completing a registration form on the Internet. The registration form records contract information, shipping address and validates credit card information. The bidder is then given an identification number for use when bidding. Once registered, a customer can bid immediately on any of the products or services we offer.

BROWSING

     Our home page contains a listing of product categories that allows for easy exploration of current auctions. Bidders can search for specific items by browsing through a list of auctions within a category or subcategory and then "click through" to a product page for a detailed description of a particular item. Each auction is assigned a unique identifier so that users can easily search for and track specific auctions. We maintain reserve pricing on most of the products we sell with a minimum bid price of $1, as described below in "-- Bidding on a Product."

     In March 1999, we implemented a search engine to provide our users with the tools to find a desired product or type of product offered on our website in a rapid manner. For example, if a user wanted to find whether we were offering any personal computers with DVD-ROM drives, the user could simply enter "DVD" and the search engine would create a list of products, including the product identification number, being offered in the current auction with DVD-ROM drives. We believe that the addition of the search engine saves our users valuable time when they have a specific product to purchase in mind.

     GETTING INFORMATION ON PRODUCTS

     On our website, customers can obtain detailed product information on each product up for bid. Each item features a specific product page containing:

     - a detailed product description

     - a full-color image of the product

     - warranty terms

     - sales tax information

     - method of payment

     - delivery time

     - shipping and handling charges

     - return policy

     - a statement that the item is subject to reserve pricing

     In addition, each product page contains a table at the top of the page consisting of

     - the item identification number

     - the minimum bid

     - the bid increments

     - the quantity available

     To encourage bidding, we actively create and maintain pages that are designed to highlight certain of the product brands we offer in our different departments. For example in our "Designer's Delectation" area we offer products and services such as made to order dinners, collectible lithographs, denim jackets and other products. In our "Rebates Motel" area, we offer a wide variety of close-out products at discount rates. In our "Bulk Buys" area, you can purchase packages of products like ZIP discs, recordable CDs, AC Adaptors and many others.

     BIDDING ON A PRODUCT

     Once registered, a customer can bid or buy at will. As bids are received, our Web page is instantly updated to display the current high bidder's initials, city and state.

     We realize that our end-users have busy schedules. Therefore, we introduced BidCompanion, our personal bidding assistant. Our users can instruct their BidCompanion what products they are interested in, and how much they would be willing to pay. The BidCompanion will then monitor our auctions and place bids accordingly. Should the user be outbid or on the contrary win the auctioned item he/she will receive, either through e-mail or on his/her pager a confirmation from his/her BidCompanion.

     When the auction closes, typically the highest bidders bidding at or above the minimum bid price win the available inventory at their actual bid prices, unless we have established reserve pricing for that item. Reserve pricing is a mechanism employed by auction companies to ensure that auctioned products are not sold unless the bid meets the minimum price selected. This means that although we may set a minimum bid price for a product, if the minimum bid price is below the reserve price we establish, we reserve the right not to sell the product to that customer. Each winning bidder may pay a price that is different from the prices paid by other winning bidders. When bidders' prices are equal, bids for larger quantities are honored first and if the quantities are equal, bids that are first in time prevail. Using our proprietary software, we automatically determine the winning bidders and send e-mail messages to them to confirm their purchases the same day. If we are acting as a principal, the merchandise is shipped by us, or drop shipped by the vendor or supplier. If we are acting as an agent, the seller ships the merchandise.

     PAYING FOR A PRODUCT

     To pay for orders, a customer must use a credit card, which is authorized during the registration process, but which is charged when the customer's winning bid is accepted. Our website uses an encryption technology that works with the most common Internet browsers and makes it difficult for unauthorized parties to read information sent by our customers. Our system automatically confirms receipt of each order via e-mail. We manually notify each customer when we ship the order.

     GETTING HELP

     From every page of our website, a customer can click on a "help" button to go to our customer service area. The customer service area of our website contains extensive information for first-time and repeat visitors. In this area, we assist customers in searching for, bidding for, and returning our products and provide information on shipping charges and other policies. In addition, we provide customers with answers to the most frequently asked questions and encourage our visitors to send us feedback and suggestions via e-mail. Furthermore, a limited number of customer service agents are available to answer questions about products and the shopping process during business hours via our toll-free number, which is displayed in the customer service area of our website.

DIRECT PURCHASES

     In addition to offering products through auction, we also offer our users the ability to purchase products directly from our website at a fixed price. This fixed price is typically more than the cost of a similar product subject to a successful bid in our auction proceedings. However, by purchasing a product directly from our website, a user can:

     - receive a product immediately without having to wait for the auction to end

     - avoid uncertainty with respect to the success of the bid

     - avoid uncertainty with respect to the bid quantity

VIRTUAL INVENTORY

     We believe that the breadth and depth of our product selection, together with the flexibility of our auction services and our range of value-added services, enable us to pursue an attractive merchandising strategy. We provide an extensive selection of products that would be economically impractical to stock in a traditional store.

     Unlike store-based retail formats, our online format provides significant flexibility with regard to the organization and presentation of our product selection. Our simple, easy-to-use interface allows customers to browse our product selection by brand product category and price, as well as by combinations of these attributes. For example, a customer can easily search for computer products and referrals and related accessories without consulting store personnel or walking multiple aisles within one or more traditional stores. Our online format enables us to dynamically adjust our product mix to respond to changing customer demand. In addition, our online format gives us flexibility in featuring or promoting certain products without having to alter the physical layout of a store. We also believe that our breadth of merchandise will make people want to "shop" in one rather than multiple websites.

     We currently offer the following products in the categories below:

     - HARDWARE. We offer the following products from computer hardware leaders such as Hewlett-Packard, IBM, Acer, Toshiba, NEC, Mitsubishi, ViewSonic, Compaq, Toshiba, Zenith, Apple and Intel:

- personal computers                - drives
- laptops                           - controllers
- notebooks                         - multimedia kits
- palmtops                          - CD and DVD drives
- motherboards                      - digital cameras
- computer cases                    - computer accessories
- monitors                          - modems
- scanners                          - sound/video and TV cards
- printers                          - servers
- plotters                          - workstations
- fax machines

     - SOFTWARE. We offer the following categories of computer software from industry leaders such as Microsoft, Novell, Symantec, Corel, Sierra, Red Hat and others

- business                          - utilities
- entertainment                     - educational
- graphics                          - reference

     - SPORTS. We offer sporting goods and sporting memorabilia such as sports cards.

     - GAMING. We offer exciting games played on Nintendo 64 and Sony Playstation and radio controlled toys.

     - JEWELRY. We offer watches, rings, necklaces, bracelets, bands, earrings and pendants.

     - HEALTHCARE/SKINCARE/FASHIONCARE. We offer health and skin care products from KMI International and Natural White products.

     - OTHER PRODUCTS. We offer other products such as made-to-order dinners, denim jackets, lithographs, travel related products, space pens and candies, including selections of See's candies.

     In addition to offering products manufactured by name brand manufacturers, we also sell personal computers and personal computer kits bearing the Alto brand name. These computers and computer kits are manufactured by third party contractors and sold to us. We then place the Alto brand name on them. The manufacturer provides all product warranties. We believe that sales of the personal computers and computer kits bearing our own brand improves brand recognition and allows us to give our customers access to the latest technological advances prior to their general availability.

     For the six months ended December 31, 1999, the product mix based on merchandise net revenue consisted of approximately 88% new merchandise and 12% refurbished products. Most merchandise sold by us is warranted by the manufacturer or refurbisher which reduces our customer service expenses. In some instances, the customer may purchase an extended warranty provided by a third party, except in those states where such third-party warranties are prohibited by law.

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

VENDOR RELATIONSHIPS

     We believe that our merchandising strategy provides an attractive value proposition for our vendors. We are able to offer our vendors access to a wide and diverse customer base regardless of the size or influence of the individual vendor.

     We obtain our merchandise directly from manufacturers and resellers. We are entirely dependent upon vendors to supply us with merchandise for our Internet auctions. ITM, Inc. accounted for 30.0% of our cost of sales in fiscal 1998. Frame One accounted for approximately 17.0% of our cost of sales for the six months ended December 31, 1999. No other vendors accounted for 10% or more of our cost of sales for fiscal 1998 or the six months ended December 31, 1999. No vendor accounted for 10% or more of our costs of sales for fiscal 1999. Since merchandise availability is unpredictable, strong vendor relationships are critical to our success. As a result, our buying staff maintains ongoing contact with our vendors to learn when new merchandise becomes available.

     We obtain merchandise from vendors through one of two primary arrangements, either the principal sales model or the agent sales model. Currently, we act more as a principal than as an agent. With the introduction of our portal solution, we expect a larger portion of our revenues will be derived from fees and commissions earned as an agent.

SELLING AND MARKETING

     To achieve our objective of becoming a leader in global auctions, we have developed a marketing strategy based on strengthening our brand name and increasing customer traffic to our website. In addition to forming relationships of the types described above, we employ a mix of media and promotional activities to achieve these goals.

     INTERNET ADVERTISING

     These advertisements usually take the form of anchors, tenants and banners that encourage readers to click through directly to our website announcing new items available at each auction, special products available, site changes and new features. We have a strict policy of sending only solicited e-mail, and customers can remove their names from our mailing list at any time.

     AUCTION-SALES AFFILIATE PROGRAM

     In March 1999, we launched our Auction-Sales Affiliate Program which provides an attractive way of advertising our website, product offerings and services without paying traditional advertising expenses. With this program, we permit successful applicants, who have their own websites to place our banner on their website providing their users with a link to our website. The affiliate earns a commission on any user bids and purchases if all of the following conditions are satisfied:

     - the user registers with us within seven days of clicking through to our website from the affiliate's link

     - the user does not, within that same seven days, click through to our website from any other link

     - the bid or purchase is made within three months after the user registers with us

     Affiliates would typically display our logo on their sites and would then start earning revenues on the activity generated by the people clicking on our logo on their websites. The technology is proprietary and provides affiliates real-time up-to-date information on the activity they generate, as well as on the commission they are earning.

     If the above conditions are satisfied, the affiliate will receive a $.02 commission on any bid, and a 2% commission on any net purchase, made by one of its users. A net purchase consists of the total amount received less any amounts collected for shipping, taxes or duties, gift wrapping, handling,

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

insurance and similar charges. We have developed proprietary software that allows an Affiliate, on a daily basis, to track all bids and purchases made by its users.

     LINKS FROM OTHER WEB SITES

     At December 31, 1999 approximately 3,000 websites had links to the Auction-Sales.com website. We believe such links are a significant factor in increasing brand awareness and generating customer traffic to our website. Unlike our anchor, tenant and banner advertisements, links from other websites are free to us. As our business expands, we expect the number of websites with links to our website to increase, generating more customer traffic to our website.

     CUSTOMER ELECTRONIC MAIL BROADCASTS

     We actively market to our base of customers through e-mail broadcasts. All bidders in our auctions are automatically added to our electronic mailing list, which consists of over 106,000 registrants as of December 31, 1999. We currently send more than 125,000 e-mail messages each week announcing new items available at action, special products available, site changes and new features. We have a strict policy of sending only solicited e-mail, and customers can remove their names from our mailing list at any time.

FULFILLMENT OPERATIONS

     Our fully automated and integrated customer management and order fulfillment system, SalesTrack allows each order to be automatically tracked and fulfilled from the time of the auction closure all the way through its final receipt by the customer. It is also fully integrated with our website, allowing the customer to get a real-time status of his/her order through the BidExpose section of our website. In addition, this system sends notification e-mails to our customers advising them of shipment of their merchandise or disposition at their requests. This system is also a powerful management tool as it provides full real-time reporting on all aspects of fulfillment performance. The underlying technology is proprietary and is developed in-house.

     We believe SalesTrack expedites customer questions and complaints and facilitates our timely response. In addition, SalesTrack posts and tracks UPS order fulfillment on our website and provides us with a reporting structure to address delivery issues.

     Our fulfillment operations vary depending on whether we act as a principal or agent.

     PRINCIPAL FULFILLMENT

     As a principal, we obtain products from a network of large and small vendors, manufacturers and distributors. We carry an inventory of certain products available for sale on our website. We currently conduct our fulfillment operations in an approximately 3,200 square-foot facility located in Newbury Park, California. Both the facility and the operations within it are operated by us. We send orders from our website to our fulfillment center over a secure high speed connection and a proprietary warehouse management system. This system helps us optimize the pick, pack and ship process. Our system provides our website with data on inventory receiving, shipping, inventory quantities and inventory location, which enables us to display information about the availability of the products on our website.

     We offer three levels of shipping service: next day delivery, three-day delivery, and ground delivery. We have developed relationships with both United Parcel Service and the United States Postal Service to maximize our overall service level to all 50 states. Priority orders are flagged and expedited through our fulfillment processes.

     In the case of refurbished products, the products may be held at the refurbisher's facility and shipped directly to the customer. However, the refurbisher is required to use our labeling and packaging standards and to transmit shipping information to us to provide a uniform customer experience.
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

     AGENT FULFILLMENT

     In this format, the vendor ships the merchandise directly to the purchaser. However, the vendor uses our labeling and packaging standards and transmits shipping information to us.

CUSTOMER SUPPORT AND SERVICE

     We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat visits and purchases is dependent, in part, on the strength of our customer support and service operations and staff. Our customer support and service personnel are responsible for:

     - handling customer inquiries

     - answering customer questions about the bidding process

     - tracking shipments

     - investigating problems with merchandise

     - acting as liaisons between customers and our vendors

     Our system has been designed around industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. Our service provides 24 hour a day, seven day a week availability. Our website operations staff consists of systems administrators who manage, monitor and operate our website. The continued uninterrupted operation of our website is essential to our business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of our website. We provide our own connection to the Internet through Worldcom/ UUNET's backbone. We believe that these telecommunications and Internet service facilities are essential to our operation and we anticipate upgrading these facilities to faster, though more costly, telecommunication services in the future.

TECHNOLOGY

     We use a combination of our own proprietary technology and commercially available licensed technology to conduct our Internet auctions.

     PROPRIETARY TECHNOLOGY

     We have devoted and will continue to devote significant resources to developing our proprietary software technology. We believe that our success depends, in part, on our internally developed proprietary auction management software, which implements a variety of customized auctions, markdown and sales formats.

     Our scalable user interface and auction management system is based on internally-developed proprietary software. Our system handles all aspects of the auction process including notifying users when:

     - they initially register for the service

     - they place a successful bid

     - an auction ends

The system maintains user registration information, billing accounts, current auctions and historical listings. All information is regularly archived to a data warehouse. Complete listings of all items for sale are generated every auction. The system updates a text-based search engine in real time with the titles and descriptions of new items, as well as pricing and bidding updates for active items. Every time an item is listed on the service, or an auction closes with a bid in excess of the seller-specified minimum bid, the system makes an entry into the seller's billing account. In addition to these

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

features, our service will also support a number of community bulletin board and chat areas where users and customers can interact.

     Our engineering staff consists of five software development engineers and consultants. We historically have developed and expect to continue to develop proprietary auction management and marketing software internally. Our engineering strategy focuses on the development of our portal solution, which includes the enhancement of features and functionality of our existing software components, the development of additional new software components, and the integration of off-the-shelf components into our systems. We are currently investing significant resources in software development and expect to continue to do so in the future. We believe our future success depends on our ability to continue developing and enhancing our proprietary software.

     COMMERCIALLY AVAILABLE LICENSED TECHNOLOGY

     Our strategy has also been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. We believe that this strategy enables us to reduce our operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows us to focus our development efforts on creating and enhancing the specialized, proprietary software that is unique to our business. Listed below are some of our key architectural components:

     - High speed links to the Internet through Worldcom/UUNET's backbone

     - Hewlett Packard's HP 9000 UNIX product line is a leader in highly scalable UNIX servers

     - Netscape Commerce Web Server has been chosen for its ability to secure sensitive customer information through SSL encryption

     - Informix Software is the relational database provider. All business information -- auctions, bids, products, customer accounts, orders, etc. -- is stored within databases

     - proprietary software was developed in-house in C++ and Java to provide a highly flexible auction environment and to automate our order fulfillment cycle

     We are implementing a broad array of customer support, transaction processing and fulfillment systems using a combination of both proprietary and commercially available, licensed technologies.

GOVERNMENT REGULATION

     Federal Laws

     Our industry is not currently subject to direct federal laws or regulations applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

     - user privacy

     - freedom of expression

     - pricing

     - content and quality of products and services

     - taxation

     - advertising

     - intellectual property rights

     - information security

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

     The adoption of any such laws or regulations might decrease the rate of growth of Internet use, which in turn could decrease the demand for our services, increase the cost of doing business or in some other manner have a material adverse effect on our business, financial condition and operating results. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

     California Laws

     There are two primary sets of California laws that are applicable to our operations:

     - laws relating to sales made over the Internet

     - laws relating to the conduct of auctions and the liability of auction companies and auctioneers

     In California, it is unlawful for a company conducting sales over the Internet to accept payment from a buyer and then permit 30 days to elapse, or a shorter period of time if specified in the offer, without doing one of the following:

     - shipping the goods ordered

     - crediting the buyer's account

     - sending the buyer written notice advising the buyer of the anticipated duration of the delay and offering a full refund within one week if requested

     - offering substitute goods of equal or higher quality and offering full refund within one week if requested

     - shipping goods of equal or higher quality if the buyer may return the goods and paying the return shipping costs

     For sales made over the Internet to customers residing in California, it is also unlawful for us to charge a buyer's credit card without disclosing to the buyer either by an on screen notice or by e-mail:

     - our return policy

     - our refund policy

     - the legal name under which we conduct business

     - the address where we conduct our business

     - how the buyer may receive the required information at the buyer's e-mail address

     We must also comply with California laws related to operating an auction business, including:

     - following all lawful requests of the owner or consignor of goods being sold

     - performing our duties to ensure that the most favorable offer made by a prospective buyer is accepted

     - truthfully representing the goods being auctioned

     - disclosing our business name, telephone number and bond number at each auction

     - disclosing that the auction is being held in compliance with the California Civil, Commercial and Penal Codes

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

     - posting the terms, conditions, restrictions and procedures pertaining to goods being sold at the auction, including whether the item being sold is subject to reserve pricing

     - maintaining complete records of all activity for a two year period, including the name and address of the owner/consignor and buyer of the goods, a description of the goods, all written contracts with owners and all money received from the purchase of the goods

     - selling goods without a written contract setting forth the terms and conditions upon which we can accept the sale of goods from the owner or consignor

     - prohibiting an owner or consignor from bidding for the goods being sold

     - selling any item subject to sales tax without possessing a valid seller's permit from the State Board of Equalization

     We have in the past been cited for certain violations of applicable California statutes, none of which we believe has had a material adverse effect on our operations. However, violations of California law carry with it substantial fines per violation, and if we are charged with violating any such laws, we cannot assure you that we will be successful in defending any claims or suits brought against us, or that the costs associated with defending or settling such suits or claims will not materially adversely affect our business, financial condition and operating results.

     Laws of Other States

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, adversely affecting our business, financial condition and operating results. In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with laws more extensive than in California, or to qualify to do business as a foreign corporation in a particular state or foreign country.

     Sales Taxes

     We do not collect sales or other similar taxes for goods sold through the Auction-Sales.com service other than for goods sold to California residents. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of online commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of merchandise on our system could have a material adverse effect on our operations.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure you that this legislation will ultimately be enacted into law or that the final version of this legislation will contain an extensive time period in which such a tax moratorium will apply. In the event that a tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, financial condition and operating results.

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

COMPETITION

     The online commerce market and the market for business-to-business, business-to-person and person-to-person sales over the Internet is relatively new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future because barriers to entry are relatively low. We compete with a number of other companies offering similar products or providing similar services. Our direct competitors include:

     - various online business-to-business, business-to-person and person-to-person Internet portals and online service providers, such as:
       Egghead.com, First Auction, America Online, Yahoo!, Auction Universe, Excite, uBid, Amazon.com and eBay

     - a number of companies that specialize in online commerce, such as:
       Buy.com and Egghead.com

     - traditional store-based channels for purchasing computer hardware and personal electronics, such as: Best Buy, CompUSA, Circuit City, Office Depot and Staples

     - personal computer manufacturers that have their own direct distribution channels for selling excess inventory or refurbished products

     - manufacturers who sell their products online, such as Dell, Gateway 2000 and Compaq

     - catalog retailers

     We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business-to-business, business-to-person and person-to-person interaction. Certain of these potential competitors, offer a variety of business-to-person trading services. Other large companies with strong brand recognition and experience in online commerce may also seek to compete in the online auction market. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, financial condition and operating results.

     We believe that the principal competitive factors affecting our market in no particular order are:

     - volume and selection of goods

     - population of buyers and sellers

     - community cohesion and interaction

     - customer service

     - reliability of delivery and payment by users

     - brand recognition

     - website convenience and accessibility

     - price

     - quality of search tools

     - system reliability

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The success of our company and the integrity of our brand name depends upon our ability to protect our proprietary technology and other intellectual property rights. We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as a critical component to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in our products and services. We protect our proprietary software through U.S. copyright laws, and the source code for our proprietary software is protected under trade secret laws. In February 1999, we applied to the United States Patent and Trademark Office to register the trademarks: "Auction Sales," "Bid Expose" and "Wheels and Deals!". In February, 2000 we entered into a letter of intent to enter into a license agreement with a third party to use the names Auction-Sales.com and Go2AuctionSales.com. Under the license agreement only our company, the third party or its wholly owned subsidiary will be allowed to use the names.

     We have entered into confidentiality and assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. To date, we have not actively policed unauthorized use of our technology. Doing so is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted.

EMPLOYEES

     As of December 31, 1999, we had 18 full-time employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

     Our executive offices are presently located in Newbury Park, California, where we lease approximately 3,200 square feet under a lease that expires in June 2000. We are evaluating leasing new space totaling approximately 30,000 square feet and intend to move into the new space during the next six months. We believe this new space will be adequate for our current needs. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. The Company also leases an office of approximately 1,100 square feet in Santa Clara, California pursuant to a month to month lease. We do not own any real estate.

LEGAL PROCEEDINGS

     We occasionally become involved in litigation arising out of our normal course of business. There are no material pending legal proceedings against us.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth the name, age as of January 25, 2000, and position of all of our directors and executive officers, and certain of our key employees:

 DIRECTORS AND EXECUTIVE OFFICERS   AGE                            POSITION
 --------------------------------   ---                            --------
Zahid "Mike" Rafiq................  55     Chairman of the Board, Chief Executive Officer, Chief
                                           Financial Officer, Treasurer and Secretary
Pierre Rafiq......................  29     President, Chief Technology Officer and Director
KEY EMPLOYEES
----------------------------------
Troy Noyes........................  36     Vice President, Information Services
Roy Stock.........................  31     Vice President, Merchandising

     DIRECTORS AND EXECUTIVE OFFICERS

     ZAHID "MIKE" RAFIQ is the founder of Auction-Sales.com and has been our Secretary since June 1995 and our Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary since July 1995. From July 1995 to January 1999 Mr. Rafiq was our President. Prior to founding Auction Sales.com, Mr. Rafiq was the President of Rafiq Consulting from January 1994 to February 1995 and the Executive Vice President of Nuvo, Inc., from April 1992 through December 1993, a manufacturer of modems, fax machines and developer of fax machine software. Mr. Rafiq has also worked for Arthur Andersen as an International Manager in London and Cooper Industries as its European General Manager. Mr. Rafiq has a B.S. in Mechanical Engineering and a Fellowship of Chartered Accountants in Business and Accounting.

     PIERRE RAFIQ has been our President, Chief Technology Officer and Director since January 1999. Prior to joining us, from February 1998 to January 1999, Mr. Rafiq was the worldwide Information Data Warehouse Manager for 3Com Corporation. From March 1997 to February 1998, Mr. Rafiq worked for Informix Software Inc., a leader in database technology software, as the Technical Account Manager for Visa International. Prior to this assignment, from September 1994 to March 1997, Mr. Rafiq worked for Business Objects, Inc., an industry leader in the market for decision support software, building and managing their North American customer support organization. Mr. Rafiq holds an M.B.A. from Carnegie-Mellon University as well as a M.S. in Electrical Engineering.

     KEY EMPLOYEES

     TROY NOYES joined us in October 1995 and has served as our Vice President, Information Services since October 1998. Prior to joining us, Mr. Noyes was a mobile computing consultant at Mobile Planet, a wireless networking company from June 1994 to October 1995. From June 1990 to June 1994, Mr. Noyes was the Manager of Information at DAK Industries, where he was responsible for database maintenance and technical support. Mr. Noyes' responsibilities include website development, maintenance and bandwidth monitoring.

     ROY STOCK joined us in April 1997 and was trained extensively on merchandising and procurement operations. Mr. Stock was promoted Vice President, Merchandising in August 1998. Mr. Stock's responsibilities include product and supplier selection, product and pricing changes, development of new product categories and product fulfillment. Prior to joining us, Mr. Stock served as a procurement and merchandising consultant to Emfab Inc. during 1995 and 1996. Mr. Stock also worked at Fox Weather, developing its website for meteorological operations, including group computer hardware and software procurements and development of weather forecasting software.

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

     BOARD OF DIRECTORS

     Our Board of Directors currently has two members. Zahid Rafiq is the father of Pierre Rafiq. At such time as our Board of Directors has at least three Members, the Board of Directors will be divided into three classes. Class I Directors will serve until the annual meeting of stockholders in 2001 and thereafter for the terms of three years until their successors have been elected and qualified. Class II Directors will serve until the annual meeting of stockholders in 2002 and thereafter for terms of three years until their successors have been elected and qualified. Class III Directors will serve until the annual meeting of stockholders in 2003 and thereafter for terms of three years until their successors have been elected and qualified.

     BOARD OF DIRECTORS COMPENSATION

     After the effective date of this offering, we intend to pay our non-employee directors annual compensation for their services. In addition, non-employee directors will receive a fee for each meeting attended. Non-employee directors attending any committee meeting will receive an additional fee for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors, in which case, they will receive no additional compensation for attending the committee meeting. Non-employee directors will also be reimbursed for reasonable costs and expenses incurred for attending any director or committee meetings. Our directors who are also officers will not be paid any directors fees.

     BOARD OF DIRECTORS COMMITTEES

     Prior to the effective date of this offering, our Board of Directors intends to establish an Audit Committee and a Compensation Committee. The Audit Committee will be comprised of non-employee directors and will be responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent certified public accountants and reviewing the adequacy of our internal accounting controls. The Compensation Committee will be comprised of Pierre Rafiq and two non-employee directors and will be responsible for recommending to the Board of Directors all officer salaries, management incentive programs and bonus payments.

     LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

     Our Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), our directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty. Under Delaware law, the directors have fiduciary duties to us that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions that are found by a court of competent jurisdiction not to be in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, we intend to maintain liability insurance for, and have entered into indemnification agreements with, our officers and directors.

     Section 145 of the DGCL permits us to, and the Certificate of Incorporation provides that we may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. We believe this provision will assist us in securing the services of qualified directors who are not our employees. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer and each of our other executive officers whose annual salary and bonus during fiscal 1999 exceeded $100,000 (the "Named Executive Officers").

                                                                        ANNUAL COMPENSATION
                                                                    ----------------------------
                                                          FISCAL                  OTHER ANNUAL
              NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)    COMPENSATION($)
              ---------------------------                 ------    ---------    ---------------
Mike Rafiq..............................................   1999      220,000(2)
  Chairman of the Board, Chief
  Executive Officer, Chief Financial Officer,
  Treasurer and Secretary(1)
Pierre Rafiq............................................   1999      100,000
  President and Chief Technology Officer

-------------------------
(1) Mr. Rafiq resigned as our President in January 1999.

(2) Includes $159,000 accrued in fiscal 1999, but not yet paid.

     Employment Agreements

     We have entered into employment agreements with Mike and Pierre Rafiq, both of which expire on December 31, 2004, pursuant to which Mike Rafiq will receive an annual salary of $240,000 and Pierre Rafiq will receive a salary of $200,000 for 1999 and $240,000 for each year thereafter. Both agreements require us to maintain a $5.0 million life insurance policy payable to the estates of the individuals and disability coverage of $20,000 per month.

STOCK OPTIONS

     2000 Stock Option Plan

     In January 2000, our Board of Directors and stockholders adopted the 2000 Stock Option, Deferred Stock and Restricted Stock Plan, which provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified ("NQSOs"), and deferred stock and restricted stock awards. Our Stock Option Plan is administered by our Board of Directors, which may also delegate such administration to a committee of directors appointed by our Board of Directors (the "Committee"). ISOs may be granted to our officers and key employees or any of our subsidiaries. The exercise price for any option granted under our Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding common stock) of the fair market value of the shares of common stock at the time the option is granted. The purpose of our Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects us.

     Our Stock Option Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 2,000,000 shares of our common stock. The number of shares reserved for issuance under our Stock Option Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under our Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under our Stock Option Plan.

     Under our Stock Option Plan, we may make loans available to stock option holders, subject to our Board's or the Committee's approval, in connection with the exercise of stock options granted under our Stock Option Plan. If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and awards under our Stock Option Plan.

     Unless previously terminated by our Board of Directors, we may not grant options or awards under our Stock Option Plan after January 1, 2010.

     Options granted under our Stock Option Plan will become exercisable according to the terms of the award made by our Board or the Committee. Awards will be subject to the terms and restrictions of the award made by our Board or the Committee. Our Board or the Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of us or any subsidiary.

     The exercise price of any option granted under our Stock Option Plan is payable in full in cash, or if approved by our Board prior to exercise: (1) by surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under our Stock Option Plan; (2) by cancellation of indebtedness owed by us to the optionholder; (3) by a full recourse promissory note executed by the optionholder; or (4) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by our Board of Directors to comply with applicable Internal Revenue Service or SEC regulations or other relevant pronouncements.

     Our Board of Directors may from time to time revise or amend our Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding award without the participant's consent or may, without stockholder approval, increase the number of shares subject to our Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or awards under our Stock Option Plan, materially increase the benefits accruing to participants under our Stock Option Plan or extend the maximum option term under our Stock Option Plan.

     In the event of a change of control, as defined in our Stock Option Plan, all stock options, restricted stock and deferred stock will fully vest and any indebtedness will be forgiven.

     No options are outstanding under our Stock Option Plan as of the date hereof. On the effective date of this offering, we expect to grant to certain of
our employees and directors options to acquire                shares of common
stock at a per share exercise price equal to the initial public offering price,
vesting      % on each anniversary from the date of grant.

                              CERTAIN TRANSACTIONS

     From time to time, Auction Business, Inc. lent money to its majority stockholder who is also our Chief Executive Officer. The amount receivable was non-interest-bearing and had no repayment terms. In addition, from time to time, amounts were advanced to us by our majority stockholder/ Chief Executive Officer. The advances incurred interest at 12% per annum and had no repayment terms. As a result of the expiration of the Sale of Rights and Affiliation Agreement between Auction Business, Inc. and us on December 31, 1998 and the cessation of operations by Auction Business, Inc. on January 1, 1999, the amount advanced to related party and advanced from related party were netted against each other, and all advances became non-interest-bearing. The amount outstanding is subordinate to all our other debts. At each of June 30, 1999 and December 31, 1999 we owed Mr. Rafiq $30,349.

     Mike Rafiq has personally guaranteed equipment and office leases and credit processing totaling $700,000. We intend to use a portion of the proceeds of this offering to remove these guarantees.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 25, 2000, as adjusted to reflect the
sale of the                shares of common stock offered by us hereby, by: (1)
each of our directors; (2) each of the named executive officers; (3) each person known to us to be beneficial owner of more than 5% of the common stock; (4) the selling stockholders; and (5) all of our directors and executive officers us as a group.

     The 12,500,000 shares beneficially owned by Mike Rafiq are held by the PMZ Voting Trust for the equal benefit of Mike and Pierre Rafiq, of which, Zahid "Mike" Rafiq is the sole trustee. The voting trust expires on December 31, 2008, unless terminated prior thereto by the trustee.

     The 800,000 shares beneficially owned by Pierre Rafiq represent a vested option to purchase up to 800,000 shares of common stock at an exercise price of $.001 per share.

                                                                            PERCENT OF SHARES
                                                                                  OWNED
                                                                          ----------------------
                                                    BENEFICIALLY OWNED     BEFORE        AFTER
             NAME OF BENEFICIAL OWNER                     SHARES          OFFERING      OFFERING
             ------------------------               ------------------    --------      --------
Mike Rafiq........................................      12,500,000          98.2%         --%
  3543 Old Conejo Rd., #105,
  Newbury Park, California 91320
Pierre Rafiq......................................         800,000           5.9%         --%
  3543 Old Conejo Rd., #105,
  Newbury Park, California 91320

All directors and executive officers as a group
  (2 persons).....................................      13,300,000          98.3%         --%

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. After giving effect to this offering,
there will be                shares of common stock outstanding (assuming no
exercise of the underwriter's over-allotment option) and no shares of preferred stock outstanding. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of common stock share ratably in our assets available for distribution to our stockholders, subject to the preferential rights of any then-outstanding shares of preferred stock. No shares of preferred stock will be outstanding immediately following the consummation of this offering. Holders of common stock have no preemptive, subscription, redemption, or conversion rights or any right of first refusal. All shares of common stock outstanding upon the effective date of this prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions thereof including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be superior to the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or to make removal of management more difficult. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders including, but not limited to, a tender offer to purchase common stock at a premium over then current market prices. We have no present plan to issue any shares of preferred stock.

WARRANTS AND OPTIONS

     We have outstanding warrants and options to purchase up to 1,600,008 shares of common stock at an weighted average exercise price of $2.76 per share. All of such warrants and options expire between April 1, 2003 and May 1, 2005.

REGISTRATION RIGHTS

     We have entered into registration rights agreements with purchasers of units in our recently concluded private placement, pursuant to which we have agreed that we will register up to 400,008 shares underlying warrants owned by such holders. We have also agreed that, if we shall cause to be filed with the Commission a registration statement (other than a registration statement registering shares pursuant to an employee benefit or similar plan or issued in a transaction pursuant to Rule 145 under the Securities Act), such holders shall have the right to include all or any number of shares beneficially owned by them in such registration statement, subject to limitations imposed by marketing conditions. All expenses of such registrations shall be at our expense. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of your common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Our Bylaws provide that the Board of Directors will be divided into three classes. Class I Directors will serve until the annual meeting of stockholders in 2001 and thereafter for the term of three years and until their successors have been duly elected and qualified. Class II Directors will serve until the annual meeting of stockholders in 2002 and thereafter for term of three years and until their successors have been elected and qualified. Class III Directors will serve until the annual meeting of stockholders in 2003 and thereafter for term of three years and until their successors have been elected and qualified. Stockholders have no cumulative voting rights and stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. The Bylaws provide that only the Board of Directors or the Chairman may call a special meeting of the stockholders.

     The classification of the Board of Directors and lack of cumulative voting makes it more difficult for existing stockholders to replace the Board of Directors as well as for any other party to obtain control of us by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing stockholders or another party to effect a change in management.

     These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of management. They are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of actions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to unsolicited acquisition proposals and are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for your shares, which may inhibit increases in the market price of your shares that could result from actual or rumored takeover attempts.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (1) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (3) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until 12 months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

     Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of common stock. This could have the effect of inhibiting changes in management and may also prevent temporary increases in the market price of your common stock that often result from takeover attempts.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES OUTSTANDING AND FREELY TRADEABLE IMMEDIATELY FOLLOWING THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

     After this offering, we will have outstanding        shares of common
stock. Of the outstanding shares, the        shares to be sold in this offering
will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, which shares, if purchased by an affiliate, will be subject to certain of the resale limitations imposed by Rule 144.

SHARES SUBJECT TO RULE 144

     The remaining        shares of common stock outstanding upon completion of
this offering are "restricted securities" as that term is defined in Rule 144, of which will be eligible for sale under Rule 144 upon completion of this offering, subject to the lock-up described below. As described below, Rule 144 permits resales of restricted securities subject to certain restrictions.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including any person who may be deemed an "affiliate", would be entitled to sell within any three-month period a number of such shares that does not exceed the greater of 1% of the shares of our common stock then outstanding
(       shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an "affiliate" at any time during the three months immediately preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitation described above.

LOCK-UP AGREEMENTS

     Each of us and our executive officers, directors, stockholders, warrant holders and optionholders have agreed that they will not, without the prior written consent of WestPark Capital, Inc. (which consent may be withheld in its sole discretion) and subject to certain limited exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, sell short, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, for a period commencing on the date of this prospectus and continuing to a date 180 days after such date; provided, however, that such restrictions do not apply to shares of common stock sold or purchased in this offering or to shares of common stock purchased in the open market following this offering. WestPark Capital, Inc., on behalf of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, we have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the consent of WestPark Capital, Inc., make any offering, purchase, sale, or other disposition of any shares of common stock or other securities convertible into or exchangeable or exercisable for shares of common stock (or agreement for such) except for the grant of options to purchase shares of common stock pursuant to our Stock Option Plan, provided that such options and grants shall not vest until the end of such 180-day period.

RESALE OF SHARES UNDERLYING STOCK OPTIONS AND WARRANTS

     In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of

Rule 144, and is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, subject to the provisions of the 180-day lock-up arrangements discussed above.

     Our Stock Option Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 2,000,000 shares of the Company's common stock. Prior to the effective date of this offering, no options were outstanding under
our Stock Option Plan. We expect to grant options to purchase        shares to
our employees, officers and directors on the effective date of this offering. We intend to file a registration statement on Form S-8 covering the shares that have been reserved for issuance under the Stock Option Plan, permitting the resale of such shares in the public market.

     In the private placement closed in February, 2000, we granted warrants to
purchase up to           shares of common stock. After expiration of the one
year lock-up period, and assuming that the underwriters do not release the holders from the lock-up agreement, the holders will be permitted to sell, within any three month period, a number of shares of common stock that does not exceed the greater of one percent of the number of shares of our common stock then outstanding or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission, pursuant to Rule 144.

REGISTRATION RIGHTS

     We have entered into registration rights agreements with purchasers of units in our recently concluded private placement, pursuant to which we have
agreed that we will register up to             shares underlying warrants owned
by such holders. We have also agreed that, if we cause to be filed with the Commission a registration statement (other than a registration statement registering shares pursuant to an employee benefit or similar plan), such holders will have the right to include all or any number of shares beneficially owned by them in such registration statement, subject to limitations imposed by marketing conditions. All expenses of such registrations shall be at our expense. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of our common stock.

EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK

     We are unable to estimate the number of shares that may be sold in the future by existing security holders, or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of our common stock.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below (the "underwriters") with respect to all of the shares offered by this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. WestPark Capital, Inc. is the representative of the underwriters.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
WestPark Capital, Inc.......................................
                                                               ------
          Total.............................................
                                                               ======

     The underwriters are committed to take and pay for all of the shares indicated in the table above, if any are taken. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have
an option to buy up to an additional                shares from us to cover such
sales. They may exercise that option for 45 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Auction-Sales.Com, Inc. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                  PAID TO AUCTION-SALES.COM, INC.
                                                  --------------------------------
                                                  NO EXERCISE       FULL EXERCISE
                                                  ------------      --------------
Per Share.......................................      $                  $
Total...........................................      $                  $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per shares from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

     We and our directors, officers, employees and other securityholders have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative.

     Upon completion of this offering, we will sell to the representative for
$5.00, a warrant to purchase      shares of common stock. The representative's
warrant will become exercisable one year after the effective date of this offering at a per share exercise price equal to 120% of the initial offering price and will expire five years from the effective date of this offering. The representative's warrant and underlying shares of common stock will be restricted from sale, transfer, and assignment or hypothecation for a period of one year from the date of this prospectus, except to the representatives, underwriters, selling group members and their officers or partners. During the exercise period, holders of the representative's warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable on exercise of the representative's warrant. The common stock issuable on exercise of the representative's warrant is subject to adjustment upon the occurrence of certain events to prevent dilution.

     We will pay the representative a non-accountable expense allowance of .5% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representative's expenses in excess of the nonaccountable expense allowance and in excess of the $30,000 expense allowance for blue sky legal fees will be borne by the representative. We have paid the representative $25,000, which will be applied against the non-accountable expense allowance.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock has been negotiated between us and the representative of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Auction-Sales.com, Inc.'s historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related business.

     We intend to apply to have the common stock listed on the Nasdaq National Market under the symbol "AUCT."

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

     The activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Neither the underwriters nor we can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither the underwriters nor we represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. It is anticipated that certain of the underwriters will make a market in the common stock upon completion of this offering, as permitted by applicable law. The underwriters are not obligated to make a market in the common stock and if they do so, the underwriters may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          .

     We have agreed to retain the representative as a financial consultant for a period of two years following the consummation of this offering for a fee of $3,000 per month, payable in full upon completion of this offering. The financial consulting services to be provided by the representative include assisting us in our public equity marketing efforts, providing access to the representative's retail sales force through roadshow stops and conference calls, advising us as to capital structure, and advising us with regard to shareholder relations and public relations.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     Certain matters relating to this offering are being passed upon for Auction Sales.com by Kirkpatrick & Lockhart LLP, Beverly Hills, California. An investment partnership owned by certain of the partners of Kirkpatrick & Lockhart LLP owns warrants to purchase up to 100,000 shares of common stock at a per share purchase price of $8.00. Certain legal matters will be passed upon for the underwriters by Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements of Auction-Sales.com for the years ended June 30, 1998 and 1999 included in this prospectus have been audited by Singer, Lewak, Greenbaum & Goldstein LLP, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, with a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

         Auction-Sales.com, Inc.
         3543 Old Conejo Road, #105
         Newbury Park, California 91320
         Telephone: (805) 376-9171
         Fax: (805) 376-9181

     Our fiscal year ends on June 30. We intend to furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, upon payment of a duplicating fee, by writing the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                            AUCTION-SALES.COM, INC.

                                    CONTENTS
                JUNE 30, 1999 AND DECEMBER 31, 1999 (UNAUDITED)

                                                               PAGE
                                                              ------
Report of Independent Certified Public Accountants..........     F-2
Balance Sheets..............................................     F-3
Statements of Operations....................................     F-4
Statements of Stockholders' Equity (Deficit)................     F-5
Statements of Cash Flows....................................     F-6
Notes to Financial Statements...............................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Auction-Sales.com, Inc.

     We have audited the accompanying balance sheet of Auction-Sales.com, Inc. as of June 30, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auction-Sales.com, Inc. as of June 30, 1999, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                        SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
December 2, 1999

                            AUCTION-SALES.COM, INC.

                                 BALANCE SHEETS
                JUNE 30, 1999 AND DECEMBER 31, 1999 (UNAUDITED)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1999
                                                              -----------    ------------
                                                                             (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.................................  $   571,274    $   399,947
  Certificate of deposit....................................           --        401,644
  Due from investors........................................           --        150,000
  Inventory.................................................       81,410         51,149
  Deferred offering costs...................................      270,073        413,887
  Prepaid expenses..........................................       11,853          5,622
                                                              -----------    -----------
     Total current assets...................................      934,610      1,422,249
Furniture and equipment, net................................       96,581         83,833
Other assets................................................        3,538          3,538
                                                              -----------    -----------
     Total assets...........................................  $ 1,034,729    $ 1,509,620
                                                              ===========    ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Unsecured subordinated convertible debt...................  $        --    $ 1,200,000
  Note payable..............................................           --        100,000
  Accounts payable..........................................      582,254        618,475
  Accrued payroll and payroll taxes.........................      196,901        266,832
  Advances from related party...............................       30,349         30,349
  Deferred revenue..........................................       45,622        147,861
  Other accrued liabilities.................................           --         18,289
  Current portion of capitalized lease obligations..........       23,478         23,478
                                                              -----------    -----------
     Total current liabilities..............................      878,604      2,405,284
Capitalized lease obligations, net of current portion.......       23,977         15,035
                                                              -----------    -----------
     Total liabilities......................................      902,581      2,420,319
                                                              -----------    -----------
Commitments and contingencies
Stockholders' equity (deficit)
  Common stock -- Auction-Sales.com, Inc., $0.001 par value
     150,000,000 shares authorized
     12,730,000 and 12,730,000 (unaudited) shares issued and
     outstanding............................................       12,730         12,730
  Additional paid-in capital................................    1,559,873      1,559,873
  Accumulated deficit.......................................   (1,440,455)    (2,483,302)
                                                              -----------    -----------
     Total stockholders' equity (deficit)...................      132,148       (910,699)
                                                              -----------    -----------
     Total liabilities and stockholders' equity (deficit)...  $ 1,034,729    $ 1,509,620
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            AUCTION-SALES.COM, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)

                                            FOR THE YEAR ENDED       FOR THE SIX MONTHS ENDED
                                                 JUNE 30,                  DECEMBER 31,
                                         -------------------------   -------------------------
                                            1998          1999          1998          1999
                                         -----------   -----------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)
Net revenue
  Merchandise..........................  $ 2,094,034   $ 3,870,077   $ 1,849,161   $ 2,237,754
  Commissions..........................      161,603        16,340        15,930        11,431
  Advertising..........................           --           750            --       157,750
                                         -----------   -----------   -----------   -----------
     Total net revenue.................    2,255,637     3,887,167     1,865,091     2,406,935
Cost of sales..........................    1,576,778     3,342,677     1,399,965     2,131,834
                                         -----------   -----------   -----------   -----------
Gross profit...........................      678,859       544,490       465,126       275,101
                                         -----------   -----------   -----------   -----------
Operating expenses
  Selling and marketing................      229,862       654,483       270,963       602,367
  Product development..................      158,095       271,896       111,572       335,353
  General and administrative...........      233,343       725,584       378,809       362,233
                                         -----------   -----------   -----------   -----------
     Total operating expenses..........      621,300     1,651,963       761,344     1,299,953
                                         -----------   -----------   -----------   -----------
Income (loss) from operations..........       57,559    (1,107,473)     (296,218)   (1,024,852)
                                         -----------   -----------   -----------   -----------
Other income (expense)
  Interest income......................           --        10,496            --         4,328
  Interest expense.....................      (33,137)      (21,046)      (15,181)      (21,523)
                                         -----------   -----------   -----------   -----------
     Total other income (expense)......      (33,137)      (10,550)      (15,181)      (17,195)
                                         -----------   -----------   -----------   -----------
Income (loss) before provision for
  income taxes.........................       24,422    (1,118,023)     (311,399)   (1,042,047)
Provision for income taxes.............        4,230           800           800           800
                                         -----------   -----------   -----------   -----------
Net income (loss)......................  $    20,192   $(1,118,823)  $  (312,199)  $(1,042,847)
                                         ===========   ===========   ===========   ===========
Basic income (loss) per share..........  $        --   $     (0.09)  $     (0.03)  $     (0.08)
                                         ===========   ===========   ===========   ===========
Diluted income (loss) per share........  $        --   $     (0.09)  $     (0.03)  $     (0.08)
                                         ===========   ===========   ===========   ===========
Weighted-average common shares
  outstanding..........................   12,438,027    12,647,945    12,456,351    12,730,000
                                         ===========   ===========   ===========   ===========
Supplemental financial data
Gross merchandise sales (see Note 1)...  $ 3,548,461   $ 4,017,137   $ 1,992,531   $ 2,340,633
                                         ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                            AUCTION-SALES.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
             FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 (UNAUDITED)

                                                            AUCTION
                            AUCTION-SALES.COM, INC.      BUSINESS, INC.
                                  COMMON STOCK            COMMON STOCK      ADDITIONAL
                            ------------------------    ----------------     PAID-IN      ACCUMULATED
                              SHARES         AMOUNT     SHARES    AMOUNT     CAPITAL        DEFICIT         TOTAL
                            -----------     --------    ------    ------    ----------    -----------    -----------
Balance, June 30, 1997....  12,500,000      $12,500      1,500    $ 100     $   54,400    $  (341,824)   $  (274,824)
Sale of common stock......      25,000           25                             99,975                       100,000
Net income................                                                                     20,192         20,192
                            ----------      -------     ------    -----     ----------    -----------    -----------
Balance, June 30, 1998....  12,525,000       12,525      1,500      100        154,375       (321,632)      (154,632)
Sale of common stock......     205,000          205                          1,639,795                     1,640,000
Offering costs............                                                    (234,397)                     (234,397)
Capital contribution upon
  cessation of
  operations..............                              (1,500)    (100)           100                            --
Net loss..................                                                                 (1,118,823)    (1,118,823)
                            ----------      -------     ------    -----     ----------    -----------    -----------
Balance, June 30, 1999....  12,730,000       12,730         --       --      1,559,873     (1,440,455)       132,148
Net loss..................                                                                 (1,042,847)    (1,042,847)
                            ----------      -------     ------    -----     ----------    -----------    -----------
Balance, December 31, 1999
  (unaudited).............  12,730,000      $12,730         --    $  --     $1,559,873    $(2,483,302)   $  (910,699)
                            ==========      =======     ======    =====     ==========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            AUCTION-SALES.COM, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)

                                                            FOR THE YEAR ENDED        FOR THE SIX MONTHS ENDED
                                                                 JUNE 30,                   DECEMBER 31,
                                                          -----------------------    --------------------------
                                                            1998         1999           1998           1999
                                                          --------    -----------    -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).....................................  $ 20,192    $(1,118,823)   $ (312,199)    $(1,042,847)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities
    Depreciation........................................    29,060         44,184        15,890          20,494
    Amortization........................................        --             --            --          68,982
  (Increase) decrease in
    Accounts receivable.................................     4,650          7,751         7,751              --
    Inventory...........................................   (63,358)       (18,052)      (59,019)         30,261
    Prepaid expenses....................................        --        (11,853)           --           6,231
  Increase (decrease) in
    Accounts payable....................................   105,932        383,459       213,161          36,221
    Accrued payroll.....................................    41,882         31,549         9,482          69,931
    Other accrued liabilities...........................     6,212         (6,212)       26,211          18,289
    Deferred revenue....................................    97,316        (74,856)       10,489         102,239
                                                          --------    -----------    ----------     -----------
Net cash provided by (used in) operating activities.....   241,886       (762,853)      (88,234)       (690,199)
                                                          --------    -----------    ----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Advances to related party.............................        --             --       (28,471)             --
  Other assets..........................................      (696)            --            --              --
  Purchase of furniture and equipment...................    (5,756)       (16,124)      (10,103)         (7,746)
  Purchase of certificate of deposit....................        --             --            --        (401,644)
                                                          --------    -----------    ----------     -----------
Net cash used in investing activities...................    (6,452)       (16,124)      (38,574)       (409,390)
                                                          --------    -----------    ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of advances from related party..............  $     --    $        --    $ (125,000)    $        --
  Net proceeds from related party.......................   (38,262)      (141,694)           --              --
  Payments on capital lease obligations.................    (5,628)       (16,418)       (2,633)         (8,942)
  Proceeds from debt....................................        --             --            --       1,300,000
  Proceeds from investor................................        --        100,000            --        (150,000)
  Proceeds from sale of common stock, net of offering
    costs...............................................        --      1,405,603     1,025,603              --
  Payments on deferred offering costs...................        --       (270,073)           --        (212,796)
                                                          --------    -----------    ----------     -----------
Net cash provided by (used in) financing activities.....   (43,890)     1,077,418       897,970         928,262
                                                          --------    -----------    ----------     -----------
Increase (decrease) in cash and cash equivalents........   191,544        298,441       771,162        (171,327)
Cash and cash equivalents, beginning of year............    81,289        272,833       272,833         571,274
                                                          --------    -----------    ----------     -----------
Cash and cash equivalents, end of year..................  $272,833    $   571,274    $1,043,995     $   399,947
                                                          ========    ===========    ==========     ===========
Supplemental disclosures of cash flow information
  Interest paid.........................................  $  3,040    $    10,496    $    3,405     $     4,367
                                                          ========    ===========    ==========     ===========
  Income taxes paid.....................................  $  4,230    $       800    $      800     $       800
                                                          ========    ===========    ==========     ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     During the years ended June 30, 1999 and 1998, the Company acquired equipment valued at $11,025 and $50,600, respectively, under capitalized lease obligations.

     During the year ended June 30, 1998, the Company issued 25,000 shares of common stock as payment for accounts payable of $100,000.

   The accompanying notes are an integral part of these financial statements.

                            AUCTION-SALES.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

NOTE 1 -- GENERAL

BUSINESS AND ORGANIZATION

     Auction Business, Inc. (formerly known as Auction Sales, Inc.), a Delaware corporation formed on August 18, 1997, and Alto Corporation, a Delaware corporation formed on February 28, 1995, are Web-based distributors and retailers offering products through public interactive business-to-business and business-to-person auctions. Auction Business, Inc. offers product through auction as an agent, and Alto Corporation offers product through auction as a principal. Auction Business, Inc. was initially formed as a sole proprietorship in October 1996 by its Chief Executive Officer.

     In January 1997, Alto Corporation entered into a Sale of Rights and Affiliation Agreement with Auction Business, Inc., whereby Auction Business, Inc. agreed to sell Alto Corporation all its proprietary rights related to its auction software technology and the Auction Business brand name. In the Sale of Rights and Affiliation Agreement, Alto Corporation agreed to register all of the intellectual property rights of Auction Business, Inc., and Auction Business, Inc. agreed that it would deliver to Alto Corporation all of its revenue during 1997 and 1998. The Sale of Rights and Affiliation Agreement expired on January 1, 1999, and Auction Business, Inc. ceased operations as of that date. Alto Corporation changed its name to Auction-Sales.com, Inc. (the "Company") in February 1999.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of Auction Business, Inc. and Alto Corporation on a combined basis through December 31, 1998. All intercompany transactions and balances have been eliminated in the combination. The companies are presented on a basis since they were under common control during this period.

REVENUE RECOGNITION

     The Company obtains merchandise from vendors in either of two primary arrangements: the Principal Sales model (merchandise revenue) and the Agent Sales model (commission revenue). Under the Principal Sales model the Company either purchases merchandise or sells merchandise under consignment relationships with vendors.

PRINCIPAL SALES -- PURCHASES

     For sales of merchandise owned by the Company, it is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, and processing merchandise returns. The Company recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit card risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. Under certain circumstances, the Company will allow customers to return products. Accordingly, the Company provides for allowances for estimated future returns at the time of shipment based on historical experience.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

PRINCIPAL SALES -- CONSIGNMENT

     For sales on consignment, the Company either takes physical possession of the merchandise or the vendor retains physical possession of the merchandise. In either case, the Company is not obligated to take title to the merchandise unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company takes title to the merchandise, charges the customer's credit card, and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. Subsequently, the Company pays the vendor any amounts due for the purchase of the related merchandise. The Company records the full sales amount as revenue upon verification of the credit card authorization and shipment of the merchandise. In consignment transactions, the Company is at risk of loss for delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

AGENT SALES MODEL

     Agent sales revenue includes revenue from agent sales transactions and revenue generated from transactions on the Company's website. The Company conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendor's merchandise. Under this arrangement, at the conclusion of an auction, the Company forwards the order information to the vendor, who then charges the customer's credit card for the merchandise and ships the merchandise to the customer. The Company does not take title to or possession of the merchandise, and the vendor bears all of the risk of credit card chargebacks. The Company recognizes the commissions as revenue upon completion of the auction process, the forwarding of the auction sales information to the vendor, and receiving the commission check. The vendor is typically responsible for merchandise returns.

ADVERTISING

     The Company earns revenues from advertising on its website. These advertisements usually take the form of anchors, tenants, and banners that encourage each customer to click through directly to the advertiser's website. The Company recognizes revenue when it is earned.

SUPPLEMENTAL FINANCIAL DATA

     Gross merchandise sales represent the amount the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements, since it provides a more consistent comparison between historical periods and between future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

     The reconciliation of total revenue in the statements of operations to gross merchandise sales is as follows:

                                          FOR THE YEAR ENDED        FOR THE SIX MONTHS ENDED
                                               JUNE 30,                   DECEMBER 31,
                                       ------------------------    --------------------------
                                          1998          1999          1998           1999
                                       ----------    ----------    -----------    -----------
                                                                   (UNAUDITED)    (UNAUDITED)
Total revenue........................  $2,094,034    $3,870,077    $1,849,161     $2,237,754
Plus gross agent revenue.............   1,616,030       163,400       159,300        114,310
Less net agent revenue...............     161,603        16,340        15,930         11,431
                                       ----------    ----------    ----------     ----------
Gross merchandise revenue............  $3,548,461    $4,017,137    $1,992,531     $2,340,633
                                       ==========    ==========    ==========     ==========

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates affect the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORY

     Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis and consists of finished goods.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful life of five years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of furniture and equipment are reflected in the statements of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. To date, no impairment has occurred.

STOCK OPTIONS

     During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

EARNINGS PER SHARE

     The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

INCOME TAXES

     The Company accounts for income taxes under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required when it is less likely than not that the Company will be able to realize all or a portion of its deferred tax assets.

ADVERTISING EXPENSES

     Advertising expenses are charged to expense as incurred. Advertising expense for the years ended June 30, 1999 and 1998 and for the six months ended December 31, 1999 and 1998 was $329,695, $39,808, $441,927 (unaudited), and
$141,054 (unaudited), respectively.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

RECLASSIFICATIONS

     Certain amounts in the 1998 financial statements have been reclassified to conform with the 1999 presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." The Company does not expect adoption of SFAS No. 134 to have a material impact, if any, on its financial position or results of operations.

     In February 1999, the FASB adopted SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," which is effective for financial statements with fiscal years beginning after February 15, 1999. This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     The Company maintains cash deposits at banks located in California. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the Company holds cash with these banks in excess of amounts insured by federal agencies. As of June 30, 1999 and December 31, 1999, the uninsured portions of these balances held at financial institutions aggregated to $375,625 and $554,090 (unaudited), respectively.

NOTE 4 -- CERTIFICATE OF DEPOSIT

     The Company holds a certificate of deposit in the amount of $401,644 with an initial maturity of five months, which is due to mature on April 9, 2000.

NOTE 5 -- DUE FROM INVESTORS

     These amounts represent payments due from investors for the issuance of convertible notes with warrants. The payments were received from the investors prior to the commencement of the audit of the financial statements.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

NOTE 6 -- FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following:

                                                              JUNE 30,   DECEMBER 31,
                                                                1999         1999
                                                              --------   ------------
                                                                         (UNAUDITED)
Furniture and equipment.....................................  $206,159     $213,905
  Less accumulated depreciation.............................   109,578      130,072
                                                              --------     --------
          Total furniture and equipment.....................  $ 96,581     $ 83,833
                                                              ========     ========

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases warehouse and administrative facilities under a non-cancelable operating lease that expires in June 2000. Rent expense was $39,371, $31,699, $23,202 (unaudited), and $18,575 (unaudited) for the years ended June 30, 1999 and 1998 and for the six months ended December 31, 1999 and 1998, respectively. The lease has been personally guaranteed by the Company's Chief Executive Officer for approximately $36,000.

     Future minimum lease payments under non-cancelable capital leases, which have been personally guaranteed by the Company's Chief Executive Officer for approximately $72,000, with initial or remaining terms of one year are as follows:

                                                                              SIX MONTHS
                                                              YEAR ENDING       ENDING
                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1999
                                                              -----------    ------------
                                                                             (UNAUDITED)
  2000......................................................    $27,500        $27,500
  2001......................................................     20,764         17,963
  2002......................................................      7,177             --
                                                                -------        -------
                                                                 55,441         45,463
Less amount representing interest...........................      7,986          6,950
                                                                -------        -------
                                                                 47,455         38,513
Less current portion........................................     23,478         23,478
                                                                -------        -------
     Long-term portion......................................    $23,977        $15,035
                                                                =======        =======

     Leased capital assets included in furniture and equipment consisted of the following:

                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1999
                                                              --------    ------------
                                                                          (UNAUDITED)
Furniture and equipment.....................................  $61,625       $61,625
Less accumulated amortization...............................    9,696        15,859
                                                              -------       -------
          Total.............................................  $51,929       $45,766
                                                              =======       =======

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

PRIVATE PLACEMENT EXEMPTIONS

     The Company's private placements of securities have been issued in transactions intended to be exempt from registration under the Securities Act of 1933 pursuant to the provisions of Regulation D promulgated thereunder. These rules include factors pursuant to which one or more private placement transactions may be integrated as part of other offerings and include rules that limit the dollar amount that can be raised and the number of non-accredited investors that can participate. In the event any of the Company's private placement transactions, including private placement transactions undertaken by the Company since the transactions referred to above, were deemed to be integrated, it is possible that the exemption from the registration requirements of the Securities Act of 1933 would not be available for one or more of those offerings. In the event that one or more of such transactions are determined not to have been exempt from such registration requirements, the purchasers may have the right to seek recission of the sales and/or seek money damages against the Company. Management believes that each of the Company's private offerings were exempt from the registration requirements of the Securities Act of 1933.

EMPLOYMENT AGREEMENTS

     On January 1, 1997, the Company entered into an employment agreement with its Chief Executive Officer for a term of seven years. Under the terms of the agreement, the Chief Executive Officer was paid $200,000 during 1997 and 1998 and will be paid $240,000 thereafter commencing January 1, 2000.

     On January 25, 1999, the Company entered into an employment agreement with its President for a term of seven years. Under the terms of the agreement, the President is to be paid $200,000 during 1999 and $240,000 thereafter commencing January 1, 2000.

NOTE 8 -- SHORT-TERM DEBT (UNAUDITED)

CONVERTIBLE NOTES WITH WARRANTS

     During the six months ended December 31, 1999, the Company sold 24 units, each unit consisting of a $50,000 (unaudited) unsecured subordinated convertible promissory note, bearing interest at a rate of 8% per annum, and a five-year warrant to purchase up to 16,667 shares of common stock, $0.001 par value, at an exercise price of $8 per share. The principal and interest are due on the earlier of (i) the closing of a registered initial public offering of common stock or (ii) December 31, 2000. The notes are convertible at the option of the holder at a conversion price of $1.00 per share if the principal and unpaid accrued interest are not paid in full by June 30, 2001. Deferred offering costs of $270,073 and $413,887 (unaudited) at June 30, 1999 and December 31, 1999, respectively, related to the total unit proceeds of $1,200,000 will be amortized over the term of the note.

NOTE PAYABLE

     The Company had an unsecured note payable at December 31, 1999 due to a third party, bearing interest at 8% per annum and dated October 21, 1999. The principal and interest are due on the earlier of (i) the closing of a registered initial public offering of common stock or (ii) October 31, 2000. The outstanding balance at December 31, 1999 was $100,000.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

NOTE 9 -- STOCKHOLDERS' EQUITY

WARRANTS

     On May 1, 1998, the Company granted warrants to purchase 100,000 shares of the Company's common stock to a consultant for future services. The options vested on the date of grant and will expire seven years after vesting. The exercise price was set at $4 per share, the fair value of the underlying shares based upon contemporaneous sales of common stock.

     On January 29, 1999, the Company granted warrants to purchase 100,000 shares of the Company's common stock to a consultant for services rendered. The warrants vested on the date of grant and expire five years from the date of grant. The exercise price was set at $8 per share, the fair value of the underlying shares based upon contemporaneous sales of common stock.

STOCK OPTIONS

     On April 1, 1996, the Company granted options to purchase 800,000 shares of the Company's common stock to a consultant who became the Company's President on January 25, 1999. The options vested immediately and expire seven years from the date of grant. The exercise price was set at $0.001 per share, the fair value of the underlying shares. As of December 31, 1999, none of these options had been exercised.

     On May 1, 1997, the Company granted options to two employees to each purchase 100,000 shares of the Company's common stock. The options vested on the date of grant and will expire six years from the date of grant. The exercise price was set at $0.05 and $0.10 per share, the fair value of the underlying shares on the employee's date of employment of October 1, 1996 and April 15, 1997, respectively.

     On May 30, 1998, the Company also established a pool of 100,000 options with an exercise price of $0.20 each to be granted to employees at a later date. As of December 31, 1999, none of these options had been granted.

     The following summarizes the stock option and warrants transactions:

                                                      WARRANTS       WEIGHTED-
                                                         AND          AVERAGE
                                                    STOCK OPTIONS    EXERCISE
                                                     OUTSTANDING       PRICE
                                                    -------------    ---------
Outstanding, June 30, 1997........................    1,000,000       $0.016
  Granted.........................................      100,000       $ 4.00
                                                      ---------
Outstanding, June 30, 1998........................    1,100,000       $0.378
  Granted.........................................      100,000       $ 8.00
                                                      ---------
     Outstanding, June 30, 1999...................    1,200,000       $0.987
                                                      =========
     Exercisable, June 30, 1999...................      800,000       $$0.001
                                                      =========

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

     The weighted-average remaining contractual life of the options outstanding at June 30, 1999 is 3.5 years. The exercise prices for the options outstanding at June 30, 1999 ranged from $0.001 to $4.000, and information relating to these options is as follows:

                                              WEIGHTED-
                                               AVERAGE
EXERCISE   STOCK OPTIONS   STOCK OPTIONS      REMAINING
 PRICE      OUTSTANDING     EXERCISABLE    CONTRACTUAL LIFE
--------   -------------   -------------   ----------------
 $0.001        800,000        800,000         2.9 years
 $0.05         100,000             --         3.9 years
 $0.10         100,000             --         3.9 years
 $4.00         100,000             --         6.8 years
 $8.00         100,000             --         4.8 years
             ---------        -------
             1,200,000        800,000
             =========        =======

     The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation options and warrants other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share for the years ended June 30, 1999 and 1998 would not have changed.

NOTE 10 -- SIGNIFICANT SUPPLIER

     During the years ended June 30, 1999 and 1998 and the six months ended December 31, 1999 and 1998, the Company conducted business with a vendor from whom purchases comprised approximately 0%, 30%, 17% (unaudited), and 0% (unaudited), respectively, of cost of sales.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

NOTE 11 -- INCOME TAXES

     The following table presents the current and deferred income tax provision for federal and state income taxes for the years ended June 30, 1999 and 1998 and the six months ended December 31, 1999 and 1998:

                                               FOR THE YEAR ENDED     FOR THE SIX MONTHS ENDED
                                                    JUNE 30,                DECEMBER 31,
                                               ------------------    --------------------------
                                                1998        1999        1998           1999
                                               -------      -----    -----------    -----------
                                                                     (UNAUDITED)    (UNAUDITED)
Current
  Federal....................................  $3,430       $ --        $ --           $ --
  State......................................     800        800         800            800
                                               ------       ----        ----           ----
                                                4,230        800         800            800
                                               ------       ----        ----           ----
Deferred
  Federal....................................      --         --          --             --
  State......................................      --         --          --             --
                                               ------       ----        ----           ----
                                                   --         --          --             --
                                               ------       ----        ----           ----
     Provision for income taxes..............  $4,230       $800        $800           $800
                                               ======       ====        ====           ====

     The tax effects of temporary differences which give rise to the deferred tax provision (benefit) at June 30, 1999 and 1998 and December 31, 1999 and 1998 consisted of:

                                            FOR THE YEAR ENDED      FOR THE SIX MONTHS ENDED
                                                 JUNE 30,                 DECEMBER 31,
                                           --------------------    --------------------------
                                             1998        1999         1998           1999
                                           --------    --------    -----------    -----------
                                                                   (UNAUDITED)    (UNAUDITED)
Furniture and equipment..................  $  1,381    $  1,666      $    --       $     --
Accrued salaries.........................    11,139      10,898        3,224         23,360
Deferred revenue.........................   (33,087)    (25,451)          --         34,761
Valuation allowance......................    20,567      12,887       (3,224)       (58,121)
                                           --------    --------      -------       --------
          Total..........................  $     --    $     --      $    --       $     --
                                           ========    ========      =======       ========

     The provision for (benefit from) income taxes differs from the amount that would result from applying the federal statutory rate for the years ended June 30, 1999 and 1998 and the six months ended December 31, 1999 and 1998 as follows:

                                                FOR THE YEAR ENDED     FOR THE SIX MONTHS ENDED
                                                     JUNE 30,                DECEMBER 31,
                                                ------------------    --------------------------
                                                 1998        1999        1998           1999
                                                ------      ------    -----------    -----------
                                                                      (UNAUDITED)    (UNAUDITED)
Statutory regular federal income tax (benefit)
  rate........................................  (34.0)%     (34.0)%      (34.0)%        (34.0)%
Change in valuation allowance.................   16.7        34.0         34.0           34.0
                                                -----       -----        -----          -----
          Total...............................  (17.3)%        --%          --%            --%
                                                =====       =====        =====          =====

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

     The components of the deferred income tax assets (liabilities) as of June 30, 1999 and 1998 and December 31, 1999 and 1998 were as follows:

                                           FOR THE YEAR ENDED       FOR THE SIX MONTHS ENDED
                                                JUNE 30,                  DECEMBER 31,
                                         ----------------------    --------------------------
                                           1998         1999          1998           1999
                                         ---------    ---------    -----------    -----------
                                                                   (UNAUDITED)    (UNAUDITED)
Furniture and equipment................  $  (2,099)   $      --     $  (2,099)    $       --
Accrued salaries.......................     70,837       78,434        74,899        105,803
Deferred revenue.......................     51,613       18,174       (56,106)        58,900
State taxes............................     (8,693)     (32,297)      (13,060)       (50,469)
Net operating loss carryforwards.......    198,479      639,604       310,904        973,112
                                         ---------    ---------     ---------     ----------
                                           310,137      703,915       314,538      1,087,346
Valuation allowance....................   (310,137)    (703,915)     (314,538)     (1087,346)
                                         ---------    ---------     ---------     ----------
          Total........................  $      --    $      --     $      --     $       --
                                         =========    =========     =========     ==========

     As of June 30, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1,665,000 and $832,000, respectively. The net operating loss carryforwards begin expiring in 2017 and 2002, respectively. The utilization of net operating loss carryforwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.

NOTE 12 -- RELATED PARTY TRANSACTIONS

ADVANCES FROM RELATED PARTY

     From time to time, Auction Business, Inc. lent money to its majority stockholder who is also the Company's Chief Executive Officer. The amount receivable was non-interest-bearing and had no repayment terms.

     In addition, from time to time, amounts were advanced to Alto Corporation by its majority stockholder/Chief Executive Officer. The advances incurred interest at 12% per annum and had no repayment terms.

     As a result of the expiration of the Sale of Rights and Affiliation Agreement between Auction Business, Inc. and Alto Corporation on December 31, 1998 and the cessation of operations by Auction Business, Inc. on January 1, 1999, the amount advanced to related party and advanced from related party were netted against each other, and all advances became non-interest-bearing. The amount outstanding is subordinate to all other debts of the Company.

ACCRUED PAYROLL AND PAYROLL TAXES

     As of June 30, 1999 and December 31, 1999, $159,000 and $199,000
(unaudited), respectively, is included in accrued payroll and payroll taxes as accrued salary for the majority stockholder/Chief Executive Officer.

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

PERSONAL GUARANTEES ON BEHALF OF THE COMPANY

     The Chief Executive Officer has provided a personal guarantee for the processing of credit card transactions in the amount of $600,000.

NOTE 13 -- YEAR 2000 ISSUE

     The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing an implementation plan to resolve the Issue.

     The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is dependent on computer processing in the conduct of its business activities.

     The Company has reviewed the Year 2000 compliance of its internally developed proprietary software. The Company has internally developed substantially all of the systems for the operation of its website. These systems include the software used to conduct auctions, provide customer interaction, transaction processing, and some fulfillment functions. The Company recently began replacing all of its older computers and systems with current Year 2000 compliant models. With the exception of a limited number of desktop computers, the Company believes that its systems and applications are Year 2000 compliant. Based on the review of the computer systems, management does not believe the cost of implementation will be material to the Company's financial position and results of operations.

     The Company is also dependent upon the Year 2000 compliance of its vendors and other third-party service providers. The Company has initiated communication with third-party vendors and service providers to determine the extent to which it may be vulnerable to their failure to address Year 2000 problems. Based on the results of this assessment, the Company may have to develop a remediation plan to partially insulate it from their non-compliance. The Company is unable to control Year 2000 Issues relating to third parties. The Company cannot guarantee that the Year 2000 problems of its vendors and service providers will not have a material adverse impact on its systems or business.

NOTE 14 -- SUBSEQUENT EVENTS

STOCK OPTION PLAN

     Subsequent to December 31, 1999, the Board of Directors adopted and the stockholders approved the 1999 Stock Option, Deferred Stock, and Restricted Stock Plan (the "Plan"). Under the Plan, the Board of Directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

     The program administrators may grant the following types of awards under the Plan: (1) incentive stock options, (2) nonqualified stock options, (3) deferred stock, or (4) restricted shares.

     The Company has authorized and reserved for issuance an aggregate of 2,000,000 shares of common stock under the Plan. The shares of common stock issuable under the Plan may be authorized but unissued shares, shares issued and reacquired by the Company, or shares purchased

                            AUCTION-SALES.COM, INC.

                 FOR THE YEARS ENDED JUNE 30, 1999 AND 1998 AND
        FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)
             (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                   DECEMBER 31, 1999 AND 1998 IS UNAUDITED.)

by the Company on the open market. If any of the awards granted under the Plan expire, terminate, or are forfeited for any reason before they have been exercised, vested, or issued in full, the unissued shares subject to those expired, terminated, or forfeited awards will again be available for purposes of the Plan. The Plan terminates in January, 2010.

LEASES

     Subsequent to December 31, 1999, the Company entered into a month-to-month lease for administrative facilities at $1,175 per month, plus a $2,000 security deposit.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               SHARES

                            [AUCTION-SALES.COM LOGO]

                            AUCTION-SALES.COM, INC.

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                             WESTPARK CAPITAL, INC.

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits the Registrant to, and Article VIII of the Certificate of Incorporation provides that the Registrant may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was servicing, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts. All of the amounts shown are estimates, except the SEC, NASD and Nasdaq fees.

Securities and Exchange Commission registration fee.........  $10,058
NASD filing fee.............................................    4,310
Nasdaq National Market listing fee..........................
Underwriters' nonaccountable expense allowance..............
Printing and engraving expenses.............................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................
Transfer agent and registrar's fees and expenses............
Miscellaneous expenses......................................
                                                              -------
          Total.............................................
                                                              =======

---------------
* To be completed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in the table below are the dates, the number of securities sold and the total offering price of such securities sold by the Company within the past three years. Unless otherwise indicated, all securities were sold to the purchasers directly by the Company, and therefore, no underwriting discounts were involved.

   TITLE OF SECURITIES SOLD      DATE OF PURCHASE     NUMBER OF SHARES    TOTAL OFFERING PRICE($)
   ------------------------     ------------------    ----------------    -----------------------
Common Stock Purchase
  Warrant.....................     May 1, 1998              100,000(1)
Common Stock..................     May 16, 1998              25,000                100,000
Common Stock..................  September 15, 1998           10,000                 80,000
Common Stock..................   October 22, 1998            35,000                280,000
Common Stock..................   December 7, 1998            45,000                360,000
Common Stock..................  December 10, 1998            25,000                200,000
Common Stock..................  December 31, 1998            25,000                200,000
Common Stock..................   January 6, 1999             10,000                 80,000
Common Stock..................   January 21, 1999            55,000                440,000
Common Stock Purchase
  Warrant(2)..................   January 29, 1999           100,000                800,000
Unsecured Subordinated
  Convertible Promissory Notes
  and Common Stock Purchase
  Warrants....................  October 20, 1999-                  (3)           1,550,000
                                February 11, 2000

---------------
(1) Represents a right to purchase 100,000 shares of common stock.

(2) Represents a right to purchase 100,000 shares of common stock.

(3) The Registrant sold 31 units to   accredited investors in a private
    placement, each unit consisting of a $50,000 unsecured subordinated convertible promissory note, bearing interest at the rate of 8% per annum and a five-year common stock purchase warrant to purchase up to 16,667 shares at an exercise price of $8.00 per share. The notes are convertible at the option of the holder if the principal and unpaid accrued interest is not paid in full by June 30, 2001 at a conversion price of $1.00 per share.

     All of the above securities were sold by the Company either to (1) accredited investors in reliance upon Rule 506 promulgated by the Commission under the Securities Act of 1933, as amended (the "Securities Act"), or to (2) the officers and directors of the Company in reliance on Section 4(2) of the Securities Act. The officers of the Company made the determination that all investors purchasing under the exemption from registration provided by Rule 506 were accredited after receiving an executed: letter of investment intent; subscription agreement; and investor and purchaser questionnaire.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1      Certificate of Incorporation of the Registrant, as amended and restated.
 3.2      Bylaws of the Registrant, as amended and restated.
 4.1*     Specimen common stock certificate.
 4.2*     Form of Warrant Agreement between the Registrant and
          WestPark Capital, Inc., including form of Representative's
          Warrant.
 4.3*     Form of Option Agreement between the Registrant and Troy
          Noyes.
 4.4*     Form of Option Agreement between the Registrant and Roy
          Stock.
 4.5      Form of Warrant Agreement between the Registrant and
          Freshman, Marantz, Orlanski, Cooper & Klein.
 4.6      Form of Warrant Agreement between the Registrant and the
          purchasers of the Registrant's unsecured subordinated
          convertible notes.
 4.7      Form of Unsecured Subordinated Convertible Note sold in
          private placement of units.
 5.1*     Opinion of Kirkpatrick & Lockhart LLP.
10.1*     Form of Indemnification Agreement with officers and
          directors.
10.2*     Lease, as amended, dated March 13, 1995 between Zahid Rafiq and Newbury Business Park, regarding 3543 Old Conejo Road,
          Unit 105, Newbury Park, CA 91320.
10.3*     2000 Stock Option, Deferred Stock and Restricted Stock Plan.
10.4*     Employment Agreement dated January 1, 1997 between the
          Registrant and Zahid "Mike" Rafiq.
10.5*     Employment Agreement dated January 25, 1997 between the
          Registrant and Pierre Rafiq.
10.6      Form of Registration Rights Agreement between the
          Registrants and the purchasers of the Registrant's unsecured subordinated promissory notes.
10.7*     Sale of Rights and Affiliation Agreement dated as of
          December 31, 1998 between the Registrant and Auction
          Business, Inc.
23.1      Consent of Singer, Lewak, Greenbaum & Goldstein LLP.
23.2*     Consent of Kirkpatrick & Lockhart (contained in exhibit
          5.1).
24.1      Power of Attorney (included on signature page of
          registration statement).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment

     (b) Financial Statement Schedules

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

        Commission pursuant to Rule 424(b) (sec.230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newbury Park, State of California on February 11, 2000.

                                          AUCTION-SALES.COM, INC.

                                          By:        /s/ ZAHID RAFIQ
                                            ------------------------------------
                                          Name: Zahid Rafiq
                                          Title: Chairman of the Board, Chief
                                                 Executive Officer and Secretary

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Auction-Sales.com, Inc., do hereby constitute and appoint Zahid Rafiq and Pierre Rafiq, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendment) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacity indicated on February 11, 2000.

                 SIGNATURE                                      TITLE
                 ---------                                      -----
              /s/ ZAHID RAFIQ                  Chairman of the Board, Chief Executive
-------------------------------------------  Officer, Chief Financial Officer, Treasurer
                Zahid Rafiq                  and Secretary (Principal Executive Officer
                                               and Principal Financial and Accounting
                                                              Officer)

             /s/ PIERRE RAFIQ                  President, Chief Technology Officer and
-------------------------------------------                   Director
               Pierre Rafiq

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1      Certificate of Incorporation of the Registrant, as amended and restated.
 3.2      Bylaws of the Registrant, as amended and restated.
 4.1*     Specimen common stock certificate.
 4.2*     Form of Warrant Agreement between the Registrant and
          WestPark Capital, Inc., including form of Representative's
          Warrant.
 4.3*     Form of Option Agreement between the Registrant and Troy
          Noyes.
 4.4*     Form of Option Agreement between the Registrant and Roy
          Stock.
 4.5      Form of Warrant Agreement between the Registrant and
          Freshman, Marantz, Orlanski, Cooper & Klein.
 4.6      Form of Warrant Agreement between the Registrant and the
          purchasers of the Registrant's unsecured subordinated
          convertible notes.
 4.7      Form of Unsecured Subordinated Convertible Note sold in
          private placement of units.
 5.1*     Opinion of Kirkpatrick & Lockhart LLP.
10.1*     Form of Indemnification Agreement with officers and
          directors.
10.2*     Lease, as amended, dated March 13, 1995 between Zahid Rafiq and Newbury Business Park, regarding 3543 Old Conejo Road,
          Unit 105, Newbury Park, CA 91320.
10.3*     2000 Stock Option, Deferred Stock and Restricted Stock Plan.
10.4*     Employment Agreement dated January 1, 1997 between the
          Registrant and Zahid "Mike" Rafiq.
10.5*     Employment Agreement dated January 25, 1997 between the
          Registrant and Pierre Rafiq.
10.6      Form of Registration Rights Agreement between the
          Registrants and the purchasers of the Registrant's unsecured subordinated promissory notes.
10.7*     Sale of Rights and Affiliation Agreement dated as of
          December 31, 1998 between the Registrant and Auction
          Business, Inc.
23.1      Consent of Singer, Lewak, Greenbaum & Goldstein LLP.
23.2*     Consent of Kirkpatrick & Lockhart (contained in exhibit
          5.1).
24.1      Power of Attorney (included on signature page of
          registration statement).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment